Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

The News Lens Co., Ltd.,

TNL MEDIAGENE,

and

BLUE OCEAN ACQUISITION Corporation

dated as of June 6, 2023

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-ii-

Exhibits

Exhibit A	Form of A&R AoA	A-1
Exhibit B	Sponsor Lock-Up and Support Agreement	B-1
Exhibit C	Form of Registration Rights Agreement	C-1
Exhibit D	Company Shareholder Lock-Up and Support Agreement	D-1
Exhibit E	Form of Amended and Restated Warrant Agreement	E-1

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 6, 2023, by and among The News Lens Co., Ltd., a Cayman Islands exempted company (the “Company”), TNL Mediagene, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Blue Ocean Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

Recitals

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of the Company that was formed solely for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company (SPAC, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Entity”).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (by those Directors who have not elected to be recused from the vote): (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Merger and (c) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals (the “Company Board Recommendation”).

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the Merger and Plan of Merger.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the Merger and the Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub.

WHEREAS, prior to the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Exhibit A (“A&R AoA”) and the A&R AoA shall be the memorandum and articles of association of the Company until thereafter amended in accordance with the terms thereof and the Cayman Companies Law.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the lock-up and transaction support agreement attached hereto as Exhibit B (the “Sponsor Lock-Up and Support Agreement”).

WHEREAS, at the Closing, the Company, the Sponsor, certain Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Company Shareholders, SPAC and the Company have entered into a lock-up and support agreement, each attached hereto as Exhibit D (the “Company Shareholder Lock-Up and Support Agreement”).

WHEREAS, for U.S. federal and any applicable U.S. state or local income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of SPAC, (b) the Company and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the statements in clause (a) through (c) together, the “Intended Tax Treatment”).

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, including the Merger and the Plan of Merger (c) approved the Transactions as a Business Combination, and (d) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Certain Definitions

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Fully Diluted Company Shares” means, without duplication, (i) the aggregate number of Pre-Split Shares that are issued and outstanding immediately prior to the Reverse Share Split (excluding any Pre-Split Share held in the Company’s treasury), and (ii) the aggregate number of Pre-Split Shares that are issuable upon the exercise, exchange or conversion of all Company Options (calculated using the treasury stock method of accounting), equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares, which such Company Options, equity awards, warrants, rights or other securities are issued and outstanding as of the date hereof.

“Anti-Corruption Laws” means Taiwan’s Anti-Corruption Act, the relevant provisions under the Criminal Code of Taiwan, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or Taiwan are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Group Companies determined on a consolidated basis in accordance with IFRS. For the avoidance of doubt, cash and cash equivalents shall specifically include marketable securities, short-term deposits, short-term investments, cash held in any jurisdictions, restricted cash, and any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of any Group Company that are not yet credited to the account of a Group Company.

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company, including Personal Data, that are used by, or necessary to the business of, the Company.

“Company Incentive Plan” means the Share Incentive Plan of the Company that was adopted effective as of June 15, 2015.

“Company Option” shall mean an option to purchase any Pre-Split Shares pursuant to the Company Incentive Plan.

“Company Ordinary Share” means an ordinary share of the Company, with par value and other terms as further described in the A&R AoA.

“Company Shareholder Approval” means the vote (including (a) for any ordinary resolution, passed by a simple majority of such Company Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Company Shareholder is entitled and (b) for any special resolution, the affirmative vote (in person or by proxy) of not less than two-thirds (2/3) of the shareholders who, being entitled to do so, attend and vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes which each Shareholder is entitled), or written resolutions of the Company by the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law, the Organizational Documents of the Company and this Agreement.

“Company Shareholders” means the holders of issued and outstanding Pre-Split Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the Effective Time).

“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by any Group Company in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (excluding placement agents and their counsel), data room administrators, attorneys, accountants and other advisors and service providers, (ii) all change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by any Group Company to any current or former employee, independent contractor, officer, or director of any Group Company as a result of the Transactions (including those contingent on a subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, (iii) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that the Company shall be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection with (x) any filing, submission or application for the Governmental Order pertaining to the Competition Laws applicable to the Transactions and (y) the preparation, filing and mailing of the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus in connection with the Transactions, and (iv) any and all fees to the Nasdaq in connection with the application to list and the listing of the Registrable Securities, except that the Company shall be responsible for fifty percent (50%) of the fees, costs and expenses incurred in connection therewith.

“Company Transaction Proposals” means (i) the approval and authorization by way of ordinary resolution of this Agreement, (ii) the adoption and approval by way of special resolution of the A&R AoA, (iii) the approval by way of ordinary resolution of the Share Redesignation, (iv) the approval by way of ordinary resolution of the variation of the authorized share capital in connection with the adoption and approval of the A&R AoA, (v) the approval by way of ordinary resolution of the Reverse Share Split, (vi) the approval and authorization by way of ordinary resolution of the Merger and the Plan of Merger, (vii) the approval by way of ordinary resolution of the issuance of Company Ordinary Shares to the PIPE Investors pursuant to the PIPE Financing (if any), (viii) the election by way of ordinary resolution of directors to the board of directors of the Company in accordance with Section 6.06 and the approval of entry into customary indemnification agreements with the directors of the Company, and (ix) the adoption and approval by way of ordinary resolution of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Company Warrants” means warrants to purchase Company Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws.

“Competition Laws” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contract” means any written or oral legally binding contract, agreement, license, sublicense, lease, use or occupancy agreement, sublease, franchise, credit agreement, indenture, mortgage, note, bond, warrant and other legally binding commitment (including all amendments, supplements and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Data Protection Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company, including but not limited to: (a) Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the Processing of Personal Data applicable to the Company; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or Release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means the amount equal to (a) $275,000,000, plus (b) Closing Date Cash, as set forth in the Company Closing Statement, minus (c) Closing Date Indebtedness, as set forth in the Company Closing Statement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at the relevant time, together with another Person, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Expenses” means, to the extent unpaid as of the Closing, (x) the costs and expenses incurred by SPAC in connection with extending the Business Combination Deadline beyond September 7, 2023, including obtaining the SPAC Shareholder Extension Approval, and (y) the amounts deposited by Sponsor in the Trust Account in the form of a non-interest-bearing promissory note in connection with extending the Business Combination Deadline.

“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.01(b) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(b) of the SPAC Disclosure Letter (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body (including any court, tribunal or arbitral body).

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or pesticides.

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under IFRS (in respect of the Company) or GAAP (in respect of SPAC), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, but excluding payables arising in the ordinary course of business, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Information Security Program” means a written information security program that complies with Data Protection Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data, and that is at least as stringent as one or more relevant industry standards and that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company or data processors; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data, IT Systems of the Company and the systems of any data processor.

“Intellectual Property” means all intellectual property and intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable) including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof, (ii) trademarks, service marks, trade names, corporate names, logos, social media identifiers, and all other indicia of origin, and all registrations and applications therefor, (iii) copyrights and all registrations and applications therefor, (iv) internet domain names, (v) Software, and (vi) processes, formulae, customer lists or data, business and marketing plans and information, trade secrets, inventions, methods, and any other intellectual property rights in know-how and confidential information.

“IT Systems” means all computers, servers, networks, hardware and all other information technology equipment including all documentation related to the foregoing, owned by, or licensed or leased to any of the Group Companies, or used to Process Company Data, but, for clarity, not including any rights in Intellectual Property covering the foregoing.

“J-GAAP” means generally accepted accounting principles in Japan as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.

“JOBS Act” means the United States Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge” means (i) with respect to the Company, the knowledge that each of the individuals listed on Section 1.01(b) of the Company Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and (ii) with respect to SPAC, the knowledge that each of the individuals listed on Section 1.01(b) of the SPAC Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“LIL” means Taiwan’s Labor Insurance Law.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“LPA” means Taiwan’s Labor Pension Act.

“LSA” means Taiwan’s Labor Standards Act.

“Macao” means Macao Special Administrative Region of the People’s Republic of China.

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of the Group Companies (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP or IFRS) or any guidance relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Group Companies operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures); (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with any Group Company; (f) any action taken or not taken at the written request of SPAC or, if reasonably sufficient information is provided to SPAC in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by SPAC; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) geopolitical conditions (including trade wars, tariffs or sanctions), any acts of terrorism or sabotage (including cyberattack), the commencement, continuation or escalation of a conflict, including a war (whether or not declared) or acts of armed hostility, including any material worsening of such matters threatened or existing as of the date hereof and any responses to any such matters; (i) any failure of a Group Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); (j) any action taken by SPAC or its Affiliates or the identity of SPAC or the Sponsor; or (k) any Effect that is cured by the Company prior to the Closing; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Group Companies (taken as a whole) relative to other similarly situated businesses in the industries in which the Group Companies operate, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, only the incremental disproportionate adverse impact of such Effect may be taken into account in determining whether a “Material Adverse Effect” exists or has occurred.

“Mediagene” means Mediagene Inc., a kabushiki kaisha incorporated under the laws of Japan and a Subsidiary of the Company.

“Minimum Balance Sheet Cash” means (i) the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting (without, for the avoidance of doubt, giving effect to the SPAC Shareholder Redemption Amount); plus (ii) the amounts actually received by the Company from any PIPE Financing prior to or substantially concurrently with the Closing; plus (iii) the amount of Company Cash as of immediately prior to the Closing in excess of $4,600,000; minus (iv) the amount required to satisfy the SPAC Shareholder Redemption Amount; minus (v) the sum of all unpaid and accrued Company Transaction Expenses and SPAC Transaction Expenses.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NHIA” means Taiwan’s National Health Insurance Act.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Group Companies.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with IFRS (in respect of the Company) or GAAP (in respect of SPAC), (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions, (iv) with respect to any real property subject to a Company Lease (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Company Lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Group Companies, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (ix) Liens securing any indebtedness of any Group Company, (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).

“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Data Protection Requirements.

“PRC” means People’s Republic of China, and for the purpose of this Agreement excluding Taiwan, Hong Kong and Macao.

“PRC Investment Approval” means the prior approval issued by the Investment Commission, the Ministry of Economic Affairs of Taiwan for the investment in Taiwan by any PRC Investor.

“PRC Investor” means (i) any PRC National, or (ii) any Third-Area Company owned or controlled by PRC National(s) whereby the capital contributed or shares held directly or indirectly by PRC National(s) in aggregate exceed thirty percent (30%) of total amount of capital or the total number of shares of such Third-Area Company, or such Third-Area Company is controlled by PRC National(s), as further defined under Taiwan’s Regulations Governing Investments by Nationals in Mainland China.

“PRC National” means any individual, juristic person, organization or any other institution of the PRC.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Data Protection Requirements) of Company Data or IT Systems.

“Pre-Split Shares” means ordinary shares, par value $0.0001 per share, of the Company.

“Redeeming SPAC Shares” means SPAC Class A Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.

“Registrable Securities” means (i) the Company Ordinary Shares that constitute the Merger Consideration, (ii) the Company Ordinary Shares issuable upon exercise of the Company Warrants and (iii) the Company Warrants.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk and Luhansk People’s Republic region of Ukraine, Cuba, Iran, North Korea, Russia, Sudan, Venezuela, and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or (e) Taiwan; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom or (v) Taiwan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Authority, or any other entity under Data Protection Requirements.

“Software” means all computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), APIs, assemblers and compilers, data files, software libraries, device drivers, databases and database schema and compilations (including any and all data and collections of data, whether machine readable or otherwise), and documentation (including user manuals and training materials) relating to any of the foregoing.

“SPAC Memorandum and Articles of Association” means the SPAC’s Second Amended and Restated Memorandum and Articles of Association adopted by special resolution on December 2, 2021.

“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Impairment Effect” means an Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business or financial condition of SPAC, (ii) the ability of SPAC to consummate the Transactions or (iii) the ability of SPAC to remain listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq.

“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.

“SPAC Shareholder Approval” means the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law, the SPAC Memorandum and Articles of Association and the rules of Nasdaq.

“SPAC Shareholder Redemption” means the redemption of SPAC Class A Shares by the public holders of the SPAC Class A Shares validly exercising the SPAC Shareholder Redemption Rights.

“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement in connection with the SPAC Transaction Proposals or with any Extension Proposal.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the public holders of the SPAC Class A Shares.

“SPAC Shareholder” means a holder of SPAC Shares.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by SPAC (whether or not billed or accrued for) in connection with any business activities and operations of SPAC or SPAC’s initial public offering, or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the Subscription Agreements (if any), the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with, and the consummation of the Transactions and the PIPE Financing (if any), including (i) all Extension Expenses, (ii) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including, regardless of whether paid or payable by SPAC, those of placement agents and their counsel in connection with the PIPE Financing), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions), (iii) any and all filing fees to the Governmental Authorities in connection with the Transactions, except that SPAC shall be responsible (regardless of whether paid or payable by SPAC) for fifty percent (50%) of the fees, costs and expenses incurred in connection with (x) any filing, submission or application for the Governmental Order pertaining to the anti-trust Laws applicable to the Transactions and (y) the preparation, filing and mailing of the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus in connection with the Transactions, (iv) any and all fees to the Nasdaq in connection with the application to list and the listing of the Registrable Securities, except that SPAC shall be responsible (regardless of whether paid or payable by SPAC) for fifty percent (50%) of the fees, costs and expenses incurred in connection therewith, (v) the cost of the D&O Tail, (vi) any Indebtedness of SPAC owed to Sponsor, its Affiliates or its or their respective shareholders or Affiliates, and (vii) the deferred underwriting fees in the amount of $6,641,250 in connection with SPAC’s initial public offering.

“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), including unless otherwise agreed upon: (i) the approval and authorization by ordinary resolution of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization by special resolution of the Merger and the Plan of Merger, (iii) the adoption and approval by ordinary resolution of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval by (X) ordinary resolution (or by special resolution where required under the Cayman Companies Law) and (Y) any other consents of the SPAC Shareholders required under the SPAC Memorandum and Articles of Association, of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto.

“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Split Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.

“Sponsor” means Blue Ocean Sponsor LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Taiwan” means Taiwan, the Republic of China.

“Taiwan Subsidiary” means the Company’s Subsidiary incorporated in accordance with the laws of Taiwan.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, withholding tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, environmental, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs, duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a taxing authority in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax, including any amendment thereof.

“Third-Area Company” means any company incorporated in any “third area” outside of the PRC or Taiwan.

“TNL Taiwan” means The News Lens Co., Ltd., a company incorporated and existing under the Laws of Taiwan.

“Trade Control Laws” means all applicable Laws and regulations relating to the export, reexport, transfer or import of products, software or technology.

“Transaction Agreements” means this Agreement, the Sponsor Lock-Up and Support Agreement, the Registration Rights Agreement, the Plan of Merger, the Company Shareholder Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith (including, if any, any Subscription Agreements) and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of December 2, 2021.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

(b) Unless the context of this Agreement otherwise requires, reference to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)   The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Taipei time) on the day prior to the date of this Agreement (i) in the virtual “data room” set up by the Company in connection with this Agreement (the “Virtual Data Room”) or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form; provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Virtual Data Room, but has been physically provided to SPAC’s legal counsel prior to the date of this Agreement.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS (if used in connection with the Company) or GAAP (if used in connection with SPAC).

Section 1.03 Table of Defined Terms.

Term	Section
A&R AoA	Recitals
Additional Financial Statements	Section 6.10(d)
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Audited Financial Statements	Section 4.08(a)
Audited Financial Statements Date	Section 4.08(e)
Authorization Notice	Section 2.02(b)(i)
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(xiii)
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Date Cash	Section 3.02(b)
Closing Date Indebtedness	Section 3.02(b)
Closing Press Release	Section 8.05(c)
Closing Statement	Section 3.02(b)
COBRA	Section 4.13(d)
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Permits	Section 4.11(b)
Company Service Provider	Section 4.13(g)
Company Shareholder Lock-Up and Support Agreement	Recitals
Company Software	Section 4.17(e)
Confidentiality Agreement	Section 11.08
Continental	Section 8.06
Creator	Section 4.17(a)
D&O Indemnitee	Section 6.09(a)
D&O Tail	Section 6.09(b)
Enforceability Exceptions	Section 4.03(a)
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Excluded Share	Section 3.01(f)
Existing D&O Arrangements	Section 6.09(a)
Extension Proposal	Section 7.07
Extension Proxy Statement	Section 7.07
Extension Recommendation	Section 7.07
Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
Effective Time	Section 2.03
Merger	Recitals
Plan of Merger	Section 2.03
Intended Tax Treatment	Recitals
Interim Period	Section 6.01
Material Contracts	Section 4.12(a)
Mediagene Financial Statement	Section 4.08(b)
Merger Consideration	Section 3.01(c)
Merger Sub	Preamble
Merger	Recitals
Most Recent Balance Sheet	Section 4.08(a)
Non-Recourse Party	Section 11.14
Party	Preamble
PIPE Financing	Section 8.08
Proxy Statement	Section 8.02(a)(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
Recapitalization	Section 2.01
Registered Intellectual Property	Section 4.17(a)

Registration Rights Agreement	Recitals
Reverse Share Split	Section 2.01
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Share Redesignation	Section 2.01
SIAC	Section 11.11
SPAC	Preamble
SPAC Alternative Transaction	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Class B Conversion	Section 3.01
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Impairment Effect	Section 5.01
SPAC Permits	Section 5.08
SPAC Preference Shares	Section 5.12(a)
SPAC Related Party	Section 5.15
SPAC Shareholder Extension Approval	Section 7.07
Specified Representations	Section 9.02(a)(i)
Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Lock-Up and Support Agreement	Recitals
Surviving Entity	Recitals
Surviving Provisions	Section 10.02
Termination Date	Section 10.01(c)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Trust Account	Section 5.06
Trustee	Section 1.01
Unaudited Financial Statements	Section 4.08(a)
Unit Separation	Section 3.01(b)
Virtual Data Room	Section 1.02(f)
Written Objection	Section 2.02(b)

Article II
recapitalization; The Merger

Section 2.01 Reverse Share Split. On the Closing Date, immediately prior to the Effective Time (but in any event following the determination of the Equity Value pursuant to Section 3.02(b)), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) the A&R AoA shall be adopted and become effective, (ii) each Pre-Split Share that is issued and outstanding immediately prior to the Effective Time shall be redesignated and become a Company Ordinary Share (the “Share Redesignation”) and each Pre-Split Share held in the Company’s treasury immediately prior to the Share Redesignation shall be automatically cancelled and extinguished without any redesignation, subdivision or payment therefor, (iii) each Company Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the Effective Time shall be consolidated into a number of Company Ordinary Shares equal to the Split Factor (the “Reverse Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Reverse Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (iv) any Company Options issued and outstanding immediately prior to the Reverse Share Split shall be adjusted to give effect to the foregoing transactions, such that (a) each Company Option shall be exercisable for that number of Company Ordinary Shares equal to the product of (x) the number of Pre-Split Shares subject to such Company Option immediately prior to the Reverse Share Split multiplied by (y) the Split Factor, such number of Company Ordinary Shares to be rounded down to the nearest whole number; and (b) the per share exercise price for each Company Ordinary Share, as the case may be, issuable upon exercise of the Company Options, as adjusted, shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the per share exercise price for each Pre-Split Share subject to such Company Option immediately prior to the Effective Time by (y) the Split Factor (clauses (i) through (iv), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Split Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Split Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the Effective Time.

Section 2.02 The Merger.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Merger and Part XVI of the Cayman Companies Law, Merger Sub and SPAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the Merger and as a direct, wholly-owned subsidiary of the Company.

(b) If any SPAC Shareholder gives to SPAC, before the SPAC Shareholder Approval is obtained at the SPAC Extraordinary General Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Law:

(i) SPAC shall, following the SPAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Law, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and

(ii) Unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(b)(ii), no Party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Law, as referred to in Section 239(1) of the Cayman Companies Law), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

Section 2.03 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization, the SPAC and Merger Sub shall execute a plan of merger (the “Plan of Merger”) and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Part XVI of the Cayman Companies Law. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Time”).

Section 2.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.05 Governing Documents. At the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Entity.

Section 2.06 Directors and Officers of the Surviving Entity.

(a) Immediately after the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the memorandum and articles of association of the Surviving Entity.

(b) The Parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors of the Company in accordance with the provisions of Section 6.06 shall be the directors of the Company, each to hold office in accordance with the A&R AoA.

Section 2.07 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
The Merger; Closing

Section 3.01 Effect of the Merger on Securities of SPAC, Merger Sub and the Company. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of and as part of the agreed consideration for the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the Effective Time, each SPAC Class B Share (for the avoidance of doubt, excluding any SPAC Class B Share forfeited in accordance with the Sponsor Lock-Up and Support Agreement) shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such SPAC Class B Shares.

(b) Immediately prior to the Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold one SPAC Class A Share and one-half of one SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants.

(c) Each SPAC Class A Share (which, for the avoidance of doubt, includes the SPAC Class A Shares issued in connection with the SPAC Class B Conversion and the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares and Redeeming SPAC Shares) (i) shall be converted automatically into the right to receive one Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(d) Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the Effective Time shall cease to be a warrant with respect to SPAC Class A Shares and shall be converted automatically into the right to receive a corresponding Company Warrant exercisable for Company Ordinary Shares. Each Company Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Effective Time in accordance with the provisions of the Amended and Restated Warrant Agreement.

(e) Each ordinary share, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one ordinary share, par value $1.00 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the ordinary shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.

(f)   Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(g) Each Redeeming SPAC Share issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Memorandum and Articles of Association.

(h) The Parties agree that the Effective Time may be extended with the agreement of the Parties as deemed necessary to comply with or take account of applicable Law, or as may otherwise be agreed by the Parties in writing.

Section 3.02 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong, China or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) No later than the third Business Day prior to the Closing Date:

(i) SPAC shall deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (A) the amount of cash in the Trust Account (after deducting the SPAC Shareholder Redemption Amount) as of the Closing Date, (B) the number of SPAC Class A Shares and SPAC Warrants to be issued and outstanding as of immediately prior to the Closing after giving effect to the Unit Separation and any valid exercise of the SPAC Shareholder Redemption Right, (C) the calculation of the Merger Consideration, and (D) SPAC’s good faith estimate of all accrued and unpaid SPAC Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof; and

(ii) the Company shall deliver to SPAC a statement (the “Company Closing Statement”) which sets forth the Company’s good faith estimate of (A) the Indebtedness of the Group Companies as of 11:59 pm (Taipei time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (Taipei time) on the day immediately prior to the Closing Date (the “Closing Date Cash”), (C) the resulting calculation of the Equity Value, and (D) all accrued and unpaid Company Transaction Expenses, including the respective amounts and wire transfer instructions for the payment thereof.

(c) For a period of 72 hours following the delivery of the SPAC Closing Statement and the Company Closing Statement, the Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives (as applicable) reasonable access to (x) the supporting documentation used in the preparation of the SPAC Closing Statement and Company Closing Statement (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives in charge of preparing the Company Closing Statement or SPAC Closing Statement (as applicable), in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s review of the Company Closing Statement or with Company’s review of the SPAC Closing Statement (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of the other to the SPAC Closing Statement or Company Closing Statement provided in writing during the 72-hour period following the delivery thereof. If the Company, in its discretion, agrees to make any modification to the Company Closing Statement requested by SPAC, or if SPAC, in its discretion, agrees to make any modification to the SPAC Closing Statement requested by the Company, then the Company Closing Statement or the SPAC Closing Statement (as applicable) as so agreed by the Company or SPAC (as applicable) to be modified shall be deemed to be the Company Closing Statement or SPAC Closing Statement (as applicable) for all purposes of this Agreement. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (i) in no event shall the Closing be delayed or otherwise not occur as a result of any review of or comment on, or dispute relating to, the Company Closing Statement or the SPAC Closing Statement (as applicable) and (ii) under no circumstances shall the acceptance of the Company Closing Statement or the SPAC Closing Statement (or any component thereof) be a condition to the obligations to consummate the Merger (or any of the other Transactions).

(d) At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid SPAC Transaction Expenses as set forth on the SPAC Closing Statement and (ii) all accrued and unpaid Company Transaction Expenses as set forth on the Company Closing Statement.

Section 3.03 Delivery.

(a) Prior to the Effective Time, Continental Stock Transfer & Trust Company (or such other Person to be selected by the Company and be reasonably acceptable to SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Class A Share (other than any Excluded Shares and Redeeming SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Class A Shares. At least two Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the Effective Time, exchange each such SPAC Class A Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. Notwithstanding any other provision of this Section 3.03, any obligation of the Company under this Agreement to issue Company Ordinary Shares to SPAC Shareholders entitled to receive Company Ordinary Shares shall be satisfied by the Company issuing such Company Ordinary Shares to the Depository Trust Company (“DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each such SPAC Shareholder shall hold such Company Ordinary Shares in book-entry form or through a holding of depositary receipts and DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such Company Ordinary Shares.

(b) All Company Ordinary Shares issued upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Class A Shares from and after the Effective Time. From and after the Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Class A Shares that are issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares and Redeeming SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the Plan of Merger and (ii) in the case of any holders of Redeeming SPAC Shares, the rights provided in Section 3.01(g).

(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except as otherwise provided in Section 3.01(g) (with respect to Redeeming SPAC Shares) from and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement and the Plan of Merger.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Surviving Entity or the Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights. Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. If any deduction or withholding is so required in connection with any such payments, the applicable withholding agent shall provide reasonable prior written notice to the Person in respect of which such deduction and withholding is to be made of the amounts to be deducted and withheld. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article IV
Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the representations in this Article IV), the Company represents and warrants to SPAC as follows:

Section 4.01  Corporate Organization of the Company. The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect.

Section 4.02  Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct, in all material respects, their business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.03  Due Authorization.

(a) Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05 and the Company Shareholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and the board of directors of Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.05 and the Company Shareholder Approval, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub as applicable), duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Merger; and (iii) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals. On or prior to the date of this Agreement, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and (ii) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the Merger and Plan of Merger. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the Merger and the Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub.

(c) The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals are as set forth on Section 4.03(c) of the Company Disclosure Letter.

Section 4.04 No Conflict. Except as set forth in Section 4.04 of the Company Disclosure Letter, and subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to any Group Company or any of the Group Companies’ respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Material Contract, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of any Group Company (other than any Permitted Liens), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

Section 4.05  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval (including, without limitation, the PRC Investment Approval), permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company or Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (iv) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

Section 4.06  Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company is $50,000, consisting of (i) 458,916,499 ordinary shares with nominal or par value of $0.0001 each, (ii) 6,070,000 series A preferred shares with nominal or par value of $0.0001 each, (iii) 6,000,000 series B preferred shares with nominal or par value of $0.0001 each, (iv) 410,000 series B-1 preferred shares with nominal or par value of $0.0001 each, (v) 7,152,000 series C preferred shares with nominal or par value of $0.0001 each, (vi) 4,375,000 series C-1 preferred shares with nominal or par value of $0.0001 each, (vii) 1,770,000 series C-2 preferred shares with nominal or par value of $0.0001 each, (viii) 4,206,501 series D-1 preferred shares with nominal or par value of $0.0001 each, and (vii) 11,100,000 series D-2 preferred shares with nominal or par value of $0.0001 each, and none of the shares in subparts (ii) through (vii) are outstanding. The number and class (if applicable) of all issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents).

(b) As of the date hereof, a total of 6,324,664 ordinary shares are issuable with respect to outstanding Company Options under the Company Incentive Plan. Except as set forth on Section 4.06(b) of the Company Disclosure Letter, (i) there are no outstanding Equity Securities with respect to any equity awards other than the Company Options (including but not limited to, restricted stock, restricted stock units, and stock appreciation rights), (ii) all Company Options have been properly approved by the Company Board and documented through grant agreements executed by a representative of the Company and the grantee, (iii) no Company Options or other equity awards have been promised to any employee or other service provider of the Company or its Affiliates but not yet approved by the Board and documented in an executed grant agreement, and (iv) all Company Options have, since their grant, met the requirements for exemption under Section 409A of the Code, to the extent applicable.

(c) Except as set forth in Section 4.06(a) or on Section 4.06(a) of or Section 4.06(b) of the Company Disclosure Letter, as of the date hereof, there are no issued and outstanding Equity Securities of the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, and (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.

(d) Except as set forth on Section 4.06(d) of the Company Disclosure Letter, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2022, through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(e) The Company Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents, or any Contract to which the Company is a party or otherwise bound.

Section 4.07  Capitalization of Subsidiaries.

(a) All of the issued and outstanding Equity Securities of each Subsidiary of the Company are set forth on Section 4.07(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right (except as otherwise required by applicable Law), subscription right or any similar right under any provision of applicable Law, the Organizational Documents of each Subsidiary of the Company, or any Contract to which each Subsidiary of the Company is a party or otherwise bound.

(b) Except as set forth on Section 4.07(a) of the Company Disclosure Letter, there are no outstanding Equity Securities of any Subsidiary of the Company. Except as otherwise required by applicable Law, no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company.

(c) Except as set forth on Section 4.07(c) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company owns any Equity Securities in any Person.

(d) Except as set forth on Section 4.07(d) of the Company Disclosure Letter, there are no Equity Securities of any Subsidiary of the Company that have preferential rights over the ordinary shares of such Subsidiary of the Company or are redeemable (except for statutory redemption).

Section 4.08  Financial Statements; Absence of Changes.

(a) Set forth on Section 4.08(a) of the Company Disclosure Letter are a copy of (i) (A) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2023 (the “Most Recent Balance Sheet”), (B) the unaudited consolidated statements of comprehensive income and of changes in shareholders’ equity of the Group Companies for the three-month period ended March 31, 2023, (C) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2022, and (D) the unaudited consolidated statements of comprehensive income and of changes in shareholders’ equity of the Group Companies for the twelve-month period ended December 31, 2022 (the “Unaudited Financial Statements”); and (ii) a copy of the audited consolidated balance sheet of the Group Companies as of December 31, 2021, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies for the twelve-month period ended December 31, 2021 (the “Audited Financial Statements”, and together with the Unaudited Financial Statements, the Mediagene Financial Statements and any Additional Financial Statements when delivered pursuant to Section 6.08, the “Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements have been prepared in accordance with IFRS (except in the case of the Unaudited Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b) Set forth on Section 4.08(b) of the Company Disclosure Letter are (i) a copy of the unaudited consolidated balance sheet of Mediagene and its Subsidiaries as of February 28, 2023 and the related unaudited consolidated income statement and statement of changes in equity of Mediagene and its Subsidiaries for the twelve-month period ended February 28, 2023, (ii) a copy of the unaudited consolidated balance sheet of Mediagene and its Subsidiaries as of February 28, 2022 and the related unaudited consolidated income statement and statement of changes in equity of Mediagene and its Subsidiaries for the twelve-month period ended February 28, 2022, and (iii) a copy of the unaudited consolidated balance sheet of Mediagene and its Subsidiaries as of March 31, 2023 and the related unaudited consolidated income statement and statement of changes in equity of Mediagene and its Subsidiaries for the three-month period ended March 31, 2023 (the “Mediagene Financial Statements”). The Mediagene Financial Statements have been prepared in accordance with J-GAAP except for the absence of footnotes and other presentation items and for normal year-end adjustments.

(c) The Financial Statements present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements.

(d) The Group Companies have established and maintain systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. None of the Group Companies nor, to the Knowledge of the Company, an independent auditor of the Group Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (ii) any fraud, whether or not material, that involves any Group Company or its management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group Companies, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

(e) Since March 31, 2023 (the “Most Recent Balance Sheet Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.

(f) Since the Most Recent Balance Sheet Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby, as set forth in Section 4.08(f) of the Company Disclosure Letter or as required by applicable Law (including COVID-19 Measures), the Group Companies have carried on their respective businesses in all material respects in the ordinary course of business.

(g) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09  Undisclosed Liabilities. (a) None of the Group Companies (other than Mediagene and its Subsidiaries which are addressed by clause (b)) has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS, and (b) neither Mediagene nor its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with J-GAAP, except, with respect to each of the foregoing clauses (a) and (b), for liabilities, debts, or obligations (i) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (ii) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Group Companies consistent with past practice, (iii) incurred or arising under or in connection with the Transactions, including expenses related thereto, (iv) as set forth in Section 4.09 of the Company Disclosure Letter, or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10  Litigation and Proceedings. Except as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof there are no, and during the last two years prior to the date hereof there have been no, pending or, to the Knowledge of the Company, threatened Actions by or against any Group Company in writing that, if adversely decided or resolved, would reasonably be expected to be material to the business of the Group Companies, taken as a whole. There is no Governmental Order imposed upon any Group Company that would reasonably be expected to be material to the business of the Group Companies, taken as a whole.

As of the date hereof, and except with respect to any investigation under the HSR Act or applicable Competition Laws relating to the transactions contemplated hereby, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any Group Company that (a) involves a claim in excess of $250,000, or (b) if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material outstanding orders or settlement agreements by which any Group Company or any Group Company’s assets or properties are bound.

Section 4.11  Compliance with Laws.

(a) Each of the Group Companies is, and during the last two years has been, in compliance with all applicable Laws (including, without limitation, any investment Laws, unfair competition Laws, consumer protection Laws, payment related Laws and anti-money laundering Laws in all applicable jurisdictions), except as set forth in Section 4.11(a) of the Company Disclosure Letter and except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Group Companies, taken as a whole. None of the Group Companies have received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Group Companies, taken as a whole. The Company is not a PRC Investor.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Letter, each of the Group Companies holds, and during the two year period prior to the date hereof, has held, all material licenses, approvals, consents, registrations and permits of any Governmental Authority necessary for the operation of the business of the Group Companies (the “Company Permits”).

(c) Neither any Group Company, any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees or agents acting for or on their behalf, is or has at any time in the last five (5) years violated any Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws.

(d) For the past five (5) years, neither any Group Company, any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees or agents acting for or on their behalf, offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence any action of any Governmental Authority or secure any improper advantage, or to cause the recipient to breach a duty of good faith or loyalty or the policies of their employer in violation of any Anti-Corruption Laws.

(e) None of the Group Companies has at any time in the last five (5) years (i) made any voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any non-compliance with any Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; (ii) been the subject of any inquiry or enforcement proceedings by any Governmental Authority for violations of any Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; or (iii) violated or received in writing any notice, request, penalty, or citation for any actual or reasonably likely non-compliance with any Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws.

(f) The Group Companies have in place and have maintained policies and procedures reasonably designed to prevent their officers, employees, contractors, sub-contractors, service providers, and agents acting for or on their behalf from undertaking any activity, practice, or conduct that would constitute an offense under any Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws.

Section 4.12  Contracts; No Defaults.

(a)  Section 4.12(a) of the Company Disclosure Letter contains a true, correct and complete list of all Contracts described in clauses (i) through (xix) of this Section 4.12(a) to which, as of the date of this Agreement, one or more Group Companies is a party (all such Contracts as described in clauses (i) through (xiv), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to SPAC.

(i) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by any Group Company in excess of $500,000;

(ii) any sales, distribution or other similar Contract providing for the sale by any Group Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Group Companies in excess of $500,000;

(iii) any Contract with third party publishers, writers, creators, content producers or other holders of Intellectual Property rights, and any agreement pursuant to which any Intellectual Property rights have been licensed, sold, assigned or otherwise conveyed, transferred or provided either to or from any Group Company;

(iv) any Contract relating to the (x) acquisition or disposition of any material part of the business of the Group Companies, taken as a whole (whether by merger or sale of stock) or (y) sale of any assets of such business;

(v) any Contract involving financing or borrowing of money or relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;

(vi) any guarantee or grant of security interest for debt of a third party by any Group Company, and any agreements of indemnity, surety or similar contracts, whether direct or indirect;

(vii) personal property leases involving payments of more than $500,000 in the aggregate;

(viii) any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or not to solicit customers or employees of any Person;

(ix) any Contract granting exclusive rights to Intellectual Property rights or otherwise contemplating an exclusive relationship between any Group Company and any other Person (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf Software and other Software that is commercially available on standard terms to the public generally and open source licenses);

(x) any Contract concerning a joint venture, strategic alliance, collaboration, or partnership agreement with any Person (other than Contracts between wholly-owned Subsidiaries of the Company);

(xi) any Contract with a Governmental Authority;

(xii) any Contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(xiii) any collective bargaining agreement or other labor Contract with any labor union, trade association, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(xiv) any Contract that provides for transaction bonus, retention, or severance benefits that would be triggered by the Transactions;

(xv) any agreement that grants any Person other than the Group Companies any rights of first refusal, rights of first negotiation or similar rights with respect to any material properties, assets or business of the Group Companies, taken as a whole;

(xvi) all employment Contracts (other than offer letters or employment agreements with employees employed by any Group Company entered into in the ordinary course of business that (A) provide for annual salary of less than $200,000 and (B) are consistent with the Company’s standard form of offer letter and/or employment agreement);

(xvii) any Contract that contains indemnification obligations of the Group Companies;

(xviii) any Contract that is a coexistence agreement, settlement agreement, covenant not to sue, or similar agreement, in each case under which any Group Company is materially restricted in its right to use, enforce or register any Owned Intellectual Property; and

(xix) any outstanding written commitment to enter into any Contract of the types described in this Section 4.12(a).

(b) Except (x) to the extent that any Material Contract expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, and (y) for such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to be material to the business of the Group Companies, taken as a whole, each Material Contract is (i) in full force and effect and (ii) represents the valid and binding obligations of one or more of the Group Companies party thereto and, to the Knowledge of the Company, represents the valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such notice, breach, default or failure to perform would not have a Material Adverse Effect, none of the Group Companies, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Material Contract (with or without notice or lapse of time or both).

Section 4.13  Company Benefit Plans.

(a)  Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is any written or unwritten plan, contract, agreement, policy or other arrangement providing for or relating to employment, consulting, compensation, severance, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, sick and vacation benefits, death benefits, retirement benefits, pension, gratuity, provident fund, savings, profit-sharing, post-retirement benefits, termination, change in control, incentive compensation, retention, group insurance, hospitalization, medical, dental or life (including all individual life insurance policies as to which any Group Company is the owner or beneficiary), employee loan, educational assistance, or other employee benefits or remuneration of any kind, in each case, including but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) (i) which has been entered into, sponsored, maintained or contributed to by any Group Company (or for which any Group Company is required to enter into, sponsor, maintain, or contribute to), or (ii) with respect to any Group Company has any liability or could reasonably be expected to have any liability (including any contingent liability), but not including any of the foregoing sponsored or maintained by a Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC copies, to the extent applicable, of (i) each Company Benefit Plan (including a written summary of any unwritten plan) and all amendments thereto, (ii) each summary plan description (including any summaries of material modifications thereto), (iii) the most recent Internal Revenue Service opinion or determination letter, (iv) any insurance policies or contracts, trust agreements, or other funding mechanisms, (v) Forms 5500 for the three most recently completed plan years, (vi) nondiscrimination testing results for the three most recently completed plan years, and (vii) any non-routine correspondence from any Governmental Authority within the past three years if a material liability remains.

(c) Each Company Benefit Plan has been established, maintained and operated in compliance with its terms, ERISA, the Code and all applicable Laws in all material respects. All contributions or premiums payments due with respect to each Company Benefit Plan have been timely paid or contributed in all material respects. There are no Actions, investigations, audits, or claims (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, and each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status, or may rely upon an opinion letter for a prototype or volume submitter plan and, to the Knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to result in the disqualification of such plan.

(d) None of the Company Benefit Plans provide, and no Group Company has any obligation to provide, welfare benefits after retirement or other termination of employment, other than as required by (i) Part 6 of Title I of ERISA or similar state Law (“COBRA”) for which the covered Person pays the full premium cost of coverage or (ii) any other applicable local Law.

(e) No Company Benefit Plan is and no Group Company or any ERISA Affiliate has ever, maintained, contributed to, been required to contribute to or had any liabilities with respect to (i) any defined benefit pension plan or any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement.

(f) Each Company Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been administered, maintained, and operated in all material respects in both documentary and operational compliance with Section 409A of the Code, to the extent applicable. No Person is entitled to any gross-up, make-whole, or other additional payment from any Group Company with respect to any Tax or interest or penalty related thereto under Sections 4999 or 409A of the Code.

(g) Except as set forth on Section 4.13(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) entitle any current or former employee, officer, director or other service provider of any Group Company (each, a “Company Service Provider”) to severance, retention or change in control or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Service Provider, (iii) require any contributions or payments to fund any obligations to a Company Service Provider under any Company Benefit Plan or otherwise, (iv) limit or restrict the right to merge, amend, or terminate any Company Benefit Plan, or (v) result in the payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Letter, each Company Benefit Plan that is sponsored, maintained or contributed to for a Company Service Provider whose principal work location is in a jurisdiction other than the United States complies in all material respects with the applicable laws of such jurisdiction, and if required to be registered with a Governmental Authority, has been so registered. To the extent any such Company Benefit Plan is intended to qualify for favorable tax treatment, such Company Benefit Plan satisfies all applicable requirements to qualify for such tax treatment in all material respects. None of the Group Companies have any material unfunded liabilities (to the extent such obligations are required to be funded under applicable Law) or have any material outstanding penalties with respect to any such Company Benefit Plan.

Section 4.14  Labor Matters.

(a) No Group Company is party to or bound by any CBA, nor is any such Contract, as of the date of this Agreement, being negotiated. Except as would not reasonably be expected to be material to the business of the Group Companies, taken as a whole, (i) there are, and since December 31, 2018, there have been, no lawsuit, arbitration, administrative proceeding or dispute, or other Action with any labor union, worker’s council or labor organization pending before any Governmental Authority and relating to labor relations or employment matters (including layoffs, restructurings or general working conditions) and (ii) there is no, and since December 31, 2018, there has been no slowdown, work stoppage, lockout, strike or union organizing against any Group Company, in each case, pending or, to the Knowledge of the Company, threatened. No labor union or other collective bargaining unit represents or, to the Knowledge of the Company, claims to represent any of the Company Employees.

(b) Each of the Group Companies (i) is and has been during the past five (5) years in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, without limitation, each Law relating to labor relations; statutory pension contributions (including, without limitation, the defined benefit plan as required under the LSA and the defined contribution plan as required under the LPA); social insurance schemes (including, without limitation, the national health insurance as required under the NHIA and the labor insurance as required under the LIL); equal employment opportunities; fair employment practices; employment discrimination, harassment, or retaliation; reasonable accommodation; disability rights or benefits; immigration and work authorizations; wages and hours; worker classification; overtime compensation; child labor, hiring, promotion, assignments, and termination of employees; working conditions; meal and break periods; privacy; health and safety; leaves of absence; paid sick leave or vacation; workers’ compensation and unemployment insurance; and drug screens, background checks, and credit checks; (ii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Except as set forth on Section 4.13(g) of the Company Disclosure Letter, there are no currently pending, and have not been during the past three (3) years, any actions, suits, claims (oral or written), charges, complaints, grievances, arbitrations, investigations or other Action against any Group Company, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Person or any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other service provider of any Group Company that, if adversely decided or resolved, would reasonably be expected to be material to the business of the Group Companies, taken as a whole, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws.

(d) Except as would not reasonably be expected to be material to the business of the Group Companies, taken as a whole, each Person providing services to the Group Companies that has been characterized as a consultant or independent contractor and not as an employee has been properly characterized pursuant to applicable Law as such and the Group Companies do not have any liability or obligations arising out of the hiring or retention of Persons to provide services to the Group Companies and treating such Persons as consultants or independent contractors and not as employees of the Group Companies.

(e) To the Knowledge of the Company, during the past three (3) years, (i) no allegations of sexual harassment or discrimination have been made against any (A) officer or director of any Group Company, or (B) any employee of the Group Companies who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Group Companies, and (ii) the Group Companies have not entered into any settlement agreement or conducted any investigation related to allegations of harassment or discrimination by an employee, contractor, director, officer, or other representative of the Group Companies.

Section 4.15  Tax Matters.

(a) Except as would not have a Material Adverse Effect:

(i) All Tax Returns required to be filed by any Group Company have been filed (taking into account applicable extensions permitted under applicable Law) and all such Tax Returns are true, correct and complete in all material respects.

(ii) All Taxes required to be paid by the Group Companies have been timely and duly paid.

(iii) Except as set forth on Section 4.15(a)(iii) of the Company Disclosure Letter, no Tax audit, claims, assessments, investigations, examination or other proceeding with respect to Taxes of any Group Company is pending or otherwise in progress or has been threatened in writing by any Governmental Authority.

(iv) All Taxes required by applicable Tax Laws to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Authority, including with respect to any amounts owing to any employee, independent contractor, shareholder, creditor, or other third party.

(v) There are no Liens with respect to Taxes on any of the assets of any of the Group Companies, other than Permitted Liens.

(vi) Except as set forth on Section 4.15(a)(vi) of the Company Disclosure Letter, there are no written assessments or deficiencies made against any Group Company as a result of any audit, examination, dispute, claim, proceeding or other action concerning any Tax liability of any Group Company that have not been paid or otherwise resolved.

(vii) No Group Company is a party to or bound by any written Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial Contracts, the primary purpose of which is not related to the sharing of Taxes).

(viii) No Group Company has participated in any transaction in violation of any applicable anti-avoidance rules under applicable Tax Laws.

(ix) The Group Companies have no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(x) There are no outstanding requests by the Group Companies for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return, other than extensions in the ordinary course of business consistent with past practice.

(xi) The Company is treated as a corporation and has not made any election to elect or change its classification since formation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(xii) The Group Companies have not taken or agreed to take any action (or permitted any action to be taken) that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions contemplated by this Agreement or any other Transaction Agreement); provided that no representation or warranty is made in this Section 4.15(a)(xii) regarding any utilization of cash or cash equivalents in the Trust Account after Closing.

(xiii) The Group Companies have not engaged in (or agreed to engage in) any transaction or made (or agreed to make) any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

(xiv) The Group Companies have not been a member of an affiliated, consolidated or similar Tax group or otherwise have any liability for the Taxes of any Person (other than the Group Companies) under applicable Laws. The Group Companies have not had any material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as transferees or successors, or by Contract (including any Tax sharing, indemnity, allocation or similar agreement but excluding any commercial contract not primarily relating to the sharing of Taxes).

(xv) No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Group Company does not file a Tax Return that such member is subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(xvi) For applicable income Tax purposes, no member of the Group Companies is a tax resident of, or has a permanent establishment, branch or representative office in, any country other than the country of its organization.

(xvii) The Group Companies have not entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes that remains in effect, nor is there any written request by the Company outstanding for any such ruling, memorandum or agreement.

(xviii) The Group Companies have complied in all material respects with all applicable requirements concerning value added or similar Tax.

(xix) No Group Company organized in a jurisdiction outside of the United States (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (iii) is treated as a domestic corporation under Section 7874(b) of the Code, or (iv) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(xx) In the past two (2) years, the Group Companies have not distributed stock of another person, or has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xxi) To the Knowledge of the Company, the Group Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Company Group prior to the Closing (other than transactions under this Agreement or any Transaction Agreement), (ii) change in any method of accounting of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Company prior to the Closing, or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

Section 4.16  Real Property; Assets.

(a) No Group Company owns any real property.

(b) A true, correct and complete copy of each Contract entered into prior to the date hereof, pursuant to which any Group Company leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”) has been made available to SPAC.

(c) Except in the ordinary course of business, as of the date hereof, no Group Company has subleased any real property subject to a Company Lease or any material portion thereof.

Section 4.17  Intellectual Property and IT Security.

(a)  Section 4.17(a) of the Company Disclosure Letter sets forth (i) a true, correct and complete list, as of the date hereof, of all the issued and registered Intellectual Property and applications therefor, in each case, owned or purported to be owned by the Group Companies (the “Registered Intellectual Property”), specifying as to each, as applicable, the jurisdiction by or in which it has been issued, registered, or filed, and the registration or application serial number, the issue or registration date, and solely with respect to patents, the filing or application date; and (ii) a true, correct and complete list of material Company Software. The Registered Intellectual Property have not been held invalid or unenforceable by any Governmental Authority, and are in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) The Group Companies exclusively own all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens) and, except as would reasonably be expected to be material to the Company’s business, have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, all other Intellectual Property necessary for the operation of their businesses as presently conducted (“Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Company Intellectual Property”). No funding or resources of any Governmental Authority or research or educational institution were used to develop any part of the Owned Intellectual Property. No Group Company has participated in any standards-setting process that imposes a commitment or obligation to license, or offer to license, any Owned Intellectual Property as a result of or in connection with its participation in such standards-setting process.

(c) To the Knowledge of the Company, all Owned Intellectual Property is valid and enforceable. As of the date of this Agreement, except as set forth in Section 4.17(c) of the Company Disclosure Letter, (i) there are no (and for the past three (3) years has not been any) Actions pending or threatened in writing against any Group Company, (A) challenging the validity, enforceability, ownership, or use of any Owned Intellectual Property or (B) asserting any infringement, dilution, violation or misappropriation by the Company or the conduct of the Company’s business of the Intellectual Property of any Person in any material respect, (ii) no Group Company, nor the conduct of the business of any Group Company as currently conducted is infringing upon, misappropriating or otherwise violating, or has in the past three (3) years infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of any Person in any material respect, and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating, or has in the past three (3) years, infringed upon, misappropriated or otherwise violated, any Owned Intellectual Property in any material respect.

(d) The Group Companies have in place commercially reasonable measures designed to protect and maintain all material Owned Intellectual Property, including the confidentiality of any material trade secrets included therein. Each Company Service Provider who independently or jointly contributed to or otherwise participated in the authorship, conception or development of any Owned Intellectual Property (each such Person, a “Creator”) in any material respect has validly assigned to or vested ownership in the Group Companies all of such Creator’s rights in and to Owned Intellectual Property, whether through valid and binding proprietary rights agreements, employment agreements, work-for-hire agreements, or other Contract. To the Knowledge of the Company, there has been no disclosure of any trade secrets material to the operation of the business of the Group Companies as currently conducted, other than in the ordinary course of business pursuant to a written confidentiality agreement.

(e) None of the Software included in the Owned Intellectual Property (“Company Software”) that incorporates any Software that is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source Software license) is used by the Group Companies in a manner that requires that any of the Company Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge. No source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third party Software developer or consultant engaged by any Group Company through a written agreement with customary confidentiality obligations for the purpose of developing or maintaining any Company Software.

(f) The Group Companies have established an Information Security Program that is appropriately maintained by the Group Companies, and to the Knowledge of the Company there have been no material violations of the Information Security Program. To the Knowledge of the Company, the IT Systems of the Company are fully functional and operate and perform in all material respects in a manner sufficient to conduct the businesses of the Group Companies as currently conducted. All Company Data will continue to be available for Processing by the Company immediately following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(g) Except as set forth on Section 4.17(g) of the Company Disclosure Letter, the Group Companies, and with respect to the processing of Company Data, to the Knowledge of the Company, its data processors, comply and have complied with the Data Protection Requirements in all material respects and the written and published policies of the Group Companies.

(h) To the Knowledge of the Company, the Company and its data processors have not suffered and are not suffering a Security Incident, have not been and are not required to notify any Person or Government Entity of any Security Incident, and have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems of the Company. There is no current Action pending, or, to the Knowledge of the Company, threatened in writing, against any Group Company, including by any Governmental Authority, with respect to its Processing of Personal Data or its noncompliance with any Data Protection Requirements.

Section 4.18  Brokers’ Fees. Other than as set forth on Section 4.18 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.

Section 4.19  Information Supplied. The information supplied or to be supplied by the Group Companies or their respective Representatives in writing specifically for inclusion in the Proxy Statement/Prospectus shall not, at (a) the time the Proxy Statement/Prospectus is declared effective, (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (c) the time of the Company Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 4.20

Section 4.21  Environmental Matters. To the Company’s Knowledge, (a) each of the Company and its Subsidiaries is, and during the last two (2) years has been, in compliance in all material respects with all material applicable Environmental Laws, which compliance includes the possession of all Company Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries; (b) neither the Company nor any of its Subsidiaries has received any written notice, claim, demand, complaint, citation, request for information or Governmental Order, and there is no Action pending or threatened in writing against the Company or any of its Subsidiaries, alleging any material violation of or material liability under Environmental Laws in connection with the conduct of the business of the Company and its Subsidiaries; and (c) there has been no Release of Hazardous Material by the Company or any of its Subsidiaries, or any other Person, on, at, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in a Material Adverse Effect.

Section 4.22  Insurance. With respect to each material insurance policy covering the Group Companies (other than any insurance policies held in connection with any Company Benefit Plans), in all material respects, (a) such insurance policy is in full force, (b) there is no material claim in excess of $500,000 pending as of the date hereof under any of such insurance policies as to which coverage has been denied in writing by the underwriters of such policies and (c) no Group Company has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Group Companies taken as a whole) of any insurance policy that is held by, or for the benefit of, any Group Company.

Section 4.23  No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Group Companies or their respective businesses.

Article V
Representations and Warranties of SPAC

Except as set forth in (i) the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the representations in this Article V), or (ii) any of SPAC’s SEC Reports filed on or prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.12), SPAC represents and warrants to the Company as follows:

Section 5.01  Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of its Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a SPAC Impairment Effect.

Section 5.02  Due Authorization.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.

(c) At a meeting duly called and held, the SPAC Board has unanimously (i) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, including the Merger and the Plan of Merger and (v) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals.

Section 5.03  No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not have a SPAC Impairment Effect.

Section 5.04  Litigation and Proceedings. Since its incorporation, there has been no pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would have a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would have a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have a SPAC Impairment Effect.

Section 5.05  Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Group Companies contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (iv) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.

Section 5.06  Trust Account. As of the date hereof, there is at least $193,545,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement (including an aggregate of approximately $6,641,250 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person (other than (a) holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents, (b) the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions, or (c) in respect of Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder consistent with SPAC’s Organizational Documents and the Trust Agreement. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach by SPAC thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specific time period pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s Knowledge, as of the date hereof, following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to any exercise of the SPAC Shareholder Redemption Rights and release of funds in accordance with the terms of SPAC’s Organizational Documents and the Trust Agreement) will not be available to SPAC on the Closing Date.

Section 5.07  Brokers’ Fees. Other than as set forth on Section 5.07 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08  SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Federal Securities Laws since SPAC’s organization (collectively, each as it has been amended, supplemented or restated since the time of its filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Except as set forth on Section 5.08(a) of the SPAC Disclosure Letter, each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports as of their respective dates and at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been superseded by a subsequently filed SEC Report) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To SPAC’s Knowledge, as of the date of this Agreement, none of the SEC Reports is subject to ongoing SEC review or investigation.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC required to be contained in such SEC Reports. Except as set forth in Section 5.08(b) of the SPAC Disclosure Letter, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (i) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X under the Securities Act), (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), and (iv) have been prepared in accordance with the books and records of SPAC. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer of material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) Neither SPAC (nor, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware in writing of a (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC. Since the organization of SPAC, neither SPAC (nor, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h) Except as set forth on Section 5.08(h) of the SPAC Disclosure Letter, SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, (ii) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SEC Reports, (iii) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the ordinary course of business, consistent with past practice, of SPAC, or (iv) which would not reasonably be expected to be material to SPAC.

Section 5.09  Compliance with Laws. SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable material Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable material Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not reasonably be expected to be material to SPAC.

Section 5.10  Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or related to SPAC’s initial public offering. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, any of the Group Companies or the conduct of business by SPAC, the Group Companies as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as set forth on Section 5.10(c) of the SPAC Disclosure Letter, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof in excess of $300,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.11  Tax Matters.

(a) Except as would not have a SPAC Impairment Effect:

(i) All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions permitted under applicable Law) and all such Tax Returns are true, correct and complete in all material respects.

(ii) All Taxes required to be paid by SPAC have been timely and duly paid.

(iii) Except as set forth on Section 5.11(a)(iii) of the SPAC Disclosure Letter, no Tax audit, claims, assessments, investigations, examination or other proceeding with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority.

(iv) All Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Authority, including with respect to any amounts owing to any employee, independent contractor, shareholder, creditor, or other third party.

(v) There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.

(vi) Except as set forth on Section 5.11(a)(vi) of the SPAC Disclosure Letter, there are no written assessments or deficiencies made against SPAC as a result of any audit, examination, dispute, claim, proceeding or other action concerning any Tax liability of SPAC that have not been paid or otherwise resolved.

(vii) SPAC is not a party to or bound by any written Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial Contracts the primary purpose of which is not related to the sharing of Taxes).

(viii) SPAC has not participated in any transaction in violation of any applicable anti-avoidance rules under applicable Tax Laws.

(ix) SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.

(x) There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return, other than extensions in the ordinary course of business consistent with past practice.

(xi) SPAC is treated as a corporation and has not made any election to elect or change its classification since formation for U.S. federal (and applicable U.S. state and local) income Tax purposes.

(xii) SPAC has not taken or agreed to take any action (or permitted any action to be taken) that would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions contemplated by this Agreement or any other Transaction Agreement); provided that no representation or warranty is made in this Section 5.11(a)(xii) regarding any utilization of cash or cash equivalents in the Trust Account after Closing.

(xiii) SPAC has not engaged in (or agreed to engage in) any transaction or made (or agreed to make) any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

(xiv) SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Group Companies) under applicable Laws. SPAC has not had any material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as transferees or successors, or by Contract (including any Tax sharing, indemnity, allocation or similar agreement but excluding any commercial contract not primarily relating to the sharing of Taxes).

(xv) No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that such member is subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(xvi) For applicable income Tax purposes, SPAC is not a tax resident of, and does not have a permanent establishment, branch or representative office in, any country other than the country of its organization.

(xvii) SPAC has not entered into any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes that remains in effect, nor is there any written request by SPAC outstanding for any such ruling, memorandum or agreement.

(xviii) SPAC has complied in all material respects with all applicable requirements concerning value added or similar Tax.

(xix) SPAC (i) is not treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is and was not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, and (iii) is not treated as a domestic corporation under Section 7874(b) of the Code.

(xx) In the past two (2) years, SPAC has not distributed stock of another person, or has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xxi) To the Knowledge of SPAC, SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing (other than transactions under this Agreement or any Transaction Agreement), (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required by applicable Law to be made prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by SPAC prior to the Closing, or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

Section 5.12  Capitalization.

(a) The authorized share capital of SPAC is $22,100 divided into (i) 200,000,000 SPAC Class A Shares, (ii) 20,000,000 SPAC Class B Shares and (iii) 1,000,000 preference shares of a par value of $0.0001 each (“SPAC Preference Shares”). Section 5.12(a) of the SPAC Disclosure Letter sets forth, as of the date hereof, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, as of the date hereof, the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No SPAC Preference Shares have been issued or are outstanding. All of the issued and outstanding Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC and the Transaction Documents).

(b) Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or SPAC’s Organizational Documents, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC has no Subsidiaries, and does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13  Nasdaq Listing. The SPAC Class A Shares, the SPAC Public Warrants and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “BOCN,” “BOCNW,” and “BOCNU,” respectively. SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units or terminate the listing of SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units from the Nasdaq or the SEC.

Section 5.14  Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the applicable SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except to the extent that any such material Contract expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, each such material Contract is (i) in full force and effect and (ii) represents the valid and binding obligations of one or more of SPAC, and, to the Knowledge of SPAC, represents the valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such notice, breach, default or failure to perform would not have a SPAC Impairment Effect, none of the SPAC, nor, to the Knowledge of SPAC, any other party thereto is in breach of or default under any such material Contract (with or without notice or lapse of time or both).

Section 5.15  Related Party Transactions. Section 5.15 of the SPAC Disclosure Letter sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 5.15 of the SPAC Disclosure Letter, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16  Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.17  Absence of Changes. Except as set forth on Section 5.17 of the SPAC Disclosure Letter, since the date of SPAC’s incorporation through the date of this Agreement (a) there has not been any Effect that has had a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.18  Information Supplied. The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy Statement/Prospectus shall not, at (a) the time the Proxy Statement/Prospectus is declared effective, (b) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Group Companies or their respective Representatives.

Section 5.19  Automatic Extension. Automatically upon the execution of this Agreement, the date by which SPAC must consummate a Business Combination in accordance with the SPAC Memorandum and Articles of Association was extended from June 7, 2023 to September 7, 2023 (such date as may be further extended in accordance with the provisions of Section 7.07, the “Business Combination Deadline”).

Section 5.20  Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Group Companies and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Group Companies and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of Group Companies, Merger Sub or their respective Representatives have made any representation or warranty, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).

Section 5.21  Opinion of Financial Advisor. The SPAC Board has received from Newbridge Securities Corporation an opinion to the effect that, as of the date of such opinion and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be paid to the holders of SPAC Class A Shares (other than any Excluded Shares and Redeeming SPAC Shares) is fair, from a financial point of view, to such holders.

Section 5.22  No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

Article VI
Covenants of the Company

Section 6.01  Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including the COVID-19 Measures and Data Protection Requirements), use reasonable best efforts to conduct and operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) (i) change or amend the Company’s Organizational Documents or (ii) change or amend, in any material respect, the Organizational Documents of any of the Company’s Subsidiaries;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution in cash, stock, property or otherwise, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(c) except in the ordinary course of business, (x) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or (y) modify or amend in any material respect, renew (other than any automatic renewal in accordance with its terms), waive any material right under, provide any material consent under, terminate (other than any expiration in accordance with its terms) or allow to let lapse any Material Contract;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Group Companies, other than issuances or deliveries of Pre-Split Shares upon the settlement of Company equity awards, or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Group Companies, other than any issuance or grant under an existing Company Benefit Plan or the Company Incentive Plan;

(e) other than in the ordinary course of business, sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property);

(f) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any material restrictions on the business operations of the Group Companies, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(g) hire, engage or terminate (other than for “cause”) any employee, officer, or individual independent contractor with annual base compensation in excess of $200,000;

(h) except as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, transaction, retention or termination payment to any Company Service Provider, (ii) grant or promise to grant any Equity Securities of the Company, including any Company Options or other awards under the Company Incentive Plan, except as set forth on Section 6.01of the Company Disclosure Letter, (iii) take or promise to take any action to accelerate any payments or benefits, or the funding or vesting of any payments or benefits, payable or to become payable to any Company Service Provider (including but not limited to awards under the Company Incentive Plan), (iii) take or promise to take any action to increase any compensation or benefits of any Company Service Provider except for bonuses, base salary increases or in connection with promotions in the ordinary course of business that do not exceed $250,000 per Company Service Provider, (iv) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (other than changes in connection with annual open enrollment periods and similar broad-based, immaterial changes), or promise or commit to doing any of the foregoing;

(i) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of any Group Company;

(j) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees, officers or directors of any Group Company for reasonable and documented business expenses, (ii) prepayments and deposits paid to suppliers of any Group Company in the ordinary course of business, (iii) trade credit extended to customers of any Group Company in the ordinary course of business and (iv) advances or other payments among the Company and its wholly-owned Subsidiaries;

(k) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of any Group Company other than (i) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, (ii) in connection with the termination of employees or other service providers of any Group Company under an existing Company Benefit Plan or (iii) acquisitions of Pre-Split Shares tendered by holders of Company equity awards in order to satisfy obligations to pay Tax withholding obligations with respect thereto or the acquisition of Company equity awards in connection with the forfeiture of such awards;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Group Companies;

(m) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP, IFRS or J-GAAP;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Group Companies;

(o)  (i) change or revoke any material Tax election, (ii) make any material Tax election except in the ordinary course of business consistent with past practice, (iii) change or revoke any accounting method with respect to a material Tax, (iv) amend any material Tax Return, (v) settle or compromise any material Tax claim, Action or Tax liability, (vi) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to the sharing of Taxes), (vii) enter into any closing agreement with respect to a material Tax with any Governmental Authority, (viii) surrender any right to claim a refund of a material amount of Taxes, or (ix) change its jurisdiction of tax residency;

(p) incur, create, issue, assume or guarantee any Indebtedness (or warrants or other rights to acquire debt securities), other than (i) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, or (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Group Companies’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement;

(q) other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of the Group Companies to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of any Group Company to enter into a new line of business or (iii) enter into any new line of business;

(r) make or commit to make capital expenditures other than in an amount not in excess of (i) $2,000,000 in the aggregate; or (ii) $1,000,000 in a single transaction made by any Group Company;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(t) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof that were made available to SPAC, (C) acquisitions or investments that do not exceed (1) $500,000 in a single transaction or series of related transactions or (2) $1,000,000 in the aggregate, or (D) investments in any wholly owned Subsidiaries of the Company; or

(u) enter into any Contract to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent any Group Company from taking (or not taking) any action in order to comply with any applicable COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Group Companies prior to the Closing, and prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Group Companies by third parties that may be in the Group Companies’ possession from time to time, and except for any information that (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Group Companies, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Group Companies. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated December 2, 2021 and filed with the SEC (File No. 333-260889) on December 6, 2021, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters in its initial public offering) and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. For and in consideration of SPAC entering into this Agreement,and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom for any reason whatsoever, regardless of whether such claim arises as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any of the Company, Merger Sub or any of their respective Affiliates, Representatives and equityholders, on the other hand, or any other matter. For the avoidance of doubt, (x) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim (including for Fraud) against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to the Company in accordance with the terms of this Agreement and the Trust Agreement) and (y) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the Nasdaq in connection with the Transactions to be approved; (ii) immediately following the Closing, the Company to satisfy all applicable initial listing requirements of the Nasdaq; and (iii) the Registrable Securities to be approved for listing on the Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement.

Section 6.05 A&R AoA. Prior to the Closing, the Company shall adopt the A&R AoA.

Section 6.06 Post-Closing Directors of the Company. Subject to the terms of the Company’s Organizational Documents, except as otherwise agreed by the Parties, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the Company Board shall consist of nine (9) directors, which shall initially include (i) one (1) director designated by the Sponsor, (ii) three (3) non-independent directors designated by the Company, and (iii) five (5) independent directors designated by the Company. The Parties agree that the five (5) directors in clause (iii) of the prior sentence shall (x) qualify as “independent” under the listing rules of the Nasdaq and (y) be reasonably acceptable to Sponsor.

Section 6.07 Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.

Section 6.08 Preparation and Delivery of Additional Company Financial Statements. The Company shall use its reasonable best efforts to, on or before August 31, 2023:

(a) deliver to SPAC a copy of the audited consolidated balance sheets of the Group Companies as of December 31, 2022 and 2021, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies for the twelve-month periods ended December 31, 2022 and 2021, together with the auditor’s reports thereon, audited in accordance with the standards of the PCAOB and which shall comply with IFRS and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, and be materially consistent with the Audited Financial Statements;

(b) deliver to SPAC any unaudited consolidated balance sheet of the Group Companies and consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year), six-month period (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy Statement or Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions;

(c) deliver to SPAC a copy of the audited consolidated balance sheets of Mediagene and its Subsidiaries as of February 28, 2022 and 2021, and the related audited consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of the Group Companies for the twelve-month periods ended February 28, 2022 and 2021, together with the auditor’s reports thereon, which shall comply with IFRS and the rules and regulations of the SEC, the Exchange Act and the Securities Act, and be materially consistent with the Mediagene Financial Statements; and

(d) deliver to SPAC any unaudited consolidated balance sheet of Mediagene and its Subsidiaries and consolidated statements of comprehensive income, of changes in shareholders’ equity and of cash flows of Mediagene and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year), six-month period (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy Statement or Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions (collectively with the financial statements in Section 6.08(a), (b) and (c), the “Additional Financial Statements”). Such Additional Financial Statements shall be audited in accordance with the standards of the PCAOB and comply with IFRS and the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.09 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Entity to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Entity to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 6.09 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) At or prior to the Closing, SPAC shall obtain a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Company and shall be a SPAC Transaction Expense.

(c) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 6.09.

(d) This Section 6.09 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

Article VII

 Covenants of SPAC

Section 7.01 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Section 7.01 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement (including as contemplated by any PIPE Financing), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i) change or amend the Trust Agreement or the Organizational Documents of SPAC, other than in connection with an Extension Proposal;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or as otherwise required by the Organizational Documents of SPAC, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii) (A) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;

(iv) (A) change or revoke any material Tax election, (B) make any material Tax election except in the ordinary course of business consistent with past practice, (C) change or revoke any accounting method with respect to a material Tax, (D) amend any material Tax Return, (E) settle or compromise any material Tax claim, Action or Tax liability, (F) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to the sharing of Taxes), (G) enter into any closing agreement with respect to a material Tax with any Governmental Authority, (H) surrender any right to claim a refund of a material amount of Taxes, or (I) change its jurisdiction of tax residency;

(v) enter into, renew or amend in any material respect, any material Contract of SPAC, except for material Contracts entered into in the ordinary course of business; provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the ordinary course of business, SPAC shall not enter into, renew or amend in any respect, any Contract involving any SPAC Related Party;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan in an aggregate amount not exceeding $1,500,000 (provided that any Working Capital Loans obtained by SPAC in connection with the Extension Proposal or in connection with obtaining the SPAC Shareholder Extension Approval shall not be taken into account in determining whether such $1,500,000 threshold has been met);

(viii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (except as set forth on Section 7.01(a)(viii) of the SPAC Disclosure Letter);

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(xiv) form any Subsidiary; or

(xv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01(a).

(b) During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.

Section 7.02 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.

Section 7.03 Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information that (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.04 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.05 SPAC Public Filings. From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file (giving effect to any permitted extensions) all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under the Exchange Act.

Section 7.06 SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.07 SPAC Extension. SPAC shall (a) prior to September 7, 2023, use its reasonable best efforts (including soliciting proxies) to cause the approval of such amendment to the SPAC Memorandum and Articles of Association to provide that the SPAC Board may, in its discretion and without any action on the part of the SPAC Shareholders, if requested by Sponsor, extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after September 7, 2023, upon five (5) days prior written notice from Sponsor prior to the applicable Business Combination Deadline, until June 7, 2024, unless the Transactions shall have been consummated (such proposal, the “Extension Proposal”) and resolve to recommend that the SPAC Shareholders approve such Extension Proposal by special resolution (the “Extension Recommendation”), and not change or modify or propose to change or modify the Extension Recommendation, and (b) prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the Extension Proposal, which shall include, among other things, (x) a description and introduction of the Company, and (y) a statement that this Agreement and other Transaction Documents have been entered into. SPAC shall (i) comply in all material respects with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles of Association and this Agreement in connection with the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of an extraordinary general meeting of SPAC Shareholders (the “SPAC Extension Shareholder Meeting”) to consider, vote on and approve the Extension Proposal (the “SPAC Shareholder Extension Approval”), exercise of the SPAC Shareholder Redemption Right related thereto and making any necessary filings with the Cayman Registrar, and (ii) respond to any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement. The SPAC Extension Shareholder Meeting shall be held no later than September 4, 2023. SPAC and SPAC Board shall extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after September 7, 2023, until June 7, 2024, unless the Transactions shall have been consummated or terminated pursuant to Article X.

Article VIII
Joint Covenants

Section 8.01 Efforts to Consummate.

(a)  Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) satisfying the closing conditions set forth in Article IX and (ii) consummating any PIPE Financing on the terms and subject to the conditions contemplated in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements.

(b) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or any Group Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Group Company is a party or otherwise in connection with the consummation of the Transactions.

(c) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Shareholder Meeting.

(a) Proxy Statement/Registration Statement.

(i)  As promptly as practicable after the execution of this Agreement and receipt by SPAC of the Additional Financial Statements, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) SPAC and the Company shall jointly prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the applicable requirements of the Securities Act and Exchange Act and rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to the SEC or the Nasdaq in connection with the Merger and the Transactions (the “Transaction Filings”). As promptly as practicable after finalization and effectiveness of the Proxy Statement/Prospectus, SPAC shall (and shall use commercially reasonable efforts to do so within five (5) Business Days of such finalization and effectiveness) mail the Proxy Statement/Prospectus to the SPAC Shareholders.

(ii) The Company will promptly advise SPAC of the time when the Company has filed the preliminary Registration Statement, the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction (it being understood that the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), of the initiation or written threat of any proceeding for any such purpose, or of the SEC’s determination whether to review the Registration Statement, in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. The Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Shareholder Approval. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (including any postponement or adjournment thereof, the “SPAC Extraordinary General Meeting”), in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and (ii) obtaining the SPAC Shareholder Approval. The SPAC Extraordinary General Meeting shall be held no later than forty (40) days after the date the Registration Statement is declared effective by the SEC under the Securities Act. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize the SPAC Class A Shares redeemed by exercise of the SPAC Shareholder Redemption Right by the SPAC Shareholders. The Proxy Statement/Prospectus shall include the SPAC Board Recommendation and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary: (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; (iv) to solicit additional proxies to obtain approval of the SPAC Transaction Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 8.01; or (v) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may postpone or adjourn the SPAC Extraordinary General Meeting on only one occasion and so long as the date of the SPAC Extraordinary General Meeting is not adjourned or postponed more than fifteen (15) consecutive days past the originally scheduled date and provided it is held no later than three (3) Business Days prior to the Termination Date.

(c) Company Shareholder Approval. The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call and give notice of, convene and hold a meeting of Company Shareholders (including any postponement or adjournment thereof, the “Company Extraordinary General Meeting”), in each case in accordance with the Company’s Organizational Documents and applicable Law, for the purpose of obtaining the Company Shareholder Approval. The Company Extraordinary General Meeting shall be held no later than forty (40) days after date hereof. The Company shall use its reasonable best efforts to obtain such approvals and authorizations from the Company Shareholders at the Company Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the Company Shareholders. The materials delivered to the Company Shareholders in respect of the Company Extraordinary General Meeting shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Extraordinary General Meeting solely to the extent necessary: (i) to comply with applicable Law, (ii) if, as of the time for which the Company Extraordinary General Meeting is originally scheduled, there are insufficient Pre-Split Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Extraordinary General Meeting; or (iii) if, as of the time that the Company Extraordinary General Meeting is originally scheduled, adjournment of the Company Extraordinary General Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Shareholder Approval; provided that, without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company may postpone or adjourn on only one occasion and so long as the date of the Company Extraordinary General Meeting is not adjourned or postponed more than fifteen (15) consecutive days past the originally scheduled date and provided it is held no later than three (3) Business Days prior to the Termination Date.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any purchase of shares or other Equity Securities of the Company or material portion of the assets of the Group Companies (on a consolidated basis) or any merger, business combination or other similar transaction of any Group Company (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal.

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.

Section 8.04 Tax Matters.

(a) The Parties shall use its commercially reasonable efforts to cause the Merger to qualify, and agree not to take any action or permit any action to be taken (other than, in each case, any action contemplated by this Agreement or any other Transaction Document) that to its Knowledge would reasonably be expected to prevent, impair or impede the Merger from qualifying, for the Intended Tax Treatment; provided that nothing in this sentence shall be interpreted to impose any restrictions on the utilization of cash or cash equivalents in the Trust Account after Closing. To the extent applicable and subject to the extent of the SPAC Shareholder Redemption Amount, the Parties hereto agree to report for all U.S. federal income Tax purposes in a manner consistent with the Intended Tax Treatment unless otherwise required by a determination (within the meaning of Section 1313 of the Code). Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Merger qualify as a “reorganization” within the meaning of Section 368(a).

(b) The Company shall pay all transfer, filing, documentary, sales, use, stamp, registration, recording, value added or other similar Taxes (excluding, for the avoidance of doubt, any Taxes imposed on or measured by net income or gains) incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided that to the extent any such opinion is required to satisfy applicable rules and regulations promulgated by the SEC, the Parties shall cooperate in good faith to facilitate the issuance of such opinion (including by providing any necessary representation letters for purpose of such opinion), provided, further, that neither this Section 8.04(c) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be a condition precedent to the Closing.

(d) Each of the Parties shall, and shall cause their respective Affiliates to, cooperate, as and to the extent reasonably requested by another Party and at such requesting Party’s expense, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding with respect to the Transactions or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit with respect to the Transactions, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or stock exchange, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may, without the consent of the other Party, make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.06 Warrant Agreement. Immediately prior to the Closing, the Company, SPAC, and Continental Stock Transfer & Trust Company (“Continental”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit E, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, dated December 2, 2021, by and between SPAC and Continental, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(d).

Section 8.07 Existing Registration Rights Agreement. Immediately prior to the Closing, SPAC, the Sponsor, Apollo SPAC Fund I, L.P. and the other parties thereto, shall terminate that certain Registration Rights Agreement, dated as of December 2, 2021.

Section 8.08 PIPE Financing. SPAC shall, and shall cause its respective Affiliates to, use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to secure the PIPE Financing, on terms reasonably acceptable to the Company and SPAC, including all things reasonably necessary (x) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to the Company and SPAC, from investors that are reasonably acceptable to the Company and SPAC (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in the Company in the form of the purchase of equity or the purchase of other securities of the Company or indebtedness (including convertible indebtedness) of the Company, including a committed equity facility on terms acceptable to the Company and SPAC (the “PIPE Financing”), and (y) to consummate the PIPE Financing substantially concurrently with the Closing. SPAC and the Company shall reasonably cooperate and coordinate the PIPE Financing process, including the timing and substance of outreach to PIPE Investors and the Company shall not unreasonably withhold consent to the engagement by SPAC of a third party advisor to assist with the PIPE Financing. Without limiting the foregoing, from the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing. Once Subscription Agreements have been executed, neither SPAC nor the Company shall, without the consent of the other Party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements.

Article IX
Conditions to Obligations

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Merger.

(b) Net Tangible Assets. After giving effect to any exercise of the SPAC Shareholder Redemption Right by the public SPAC Shareholders, the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(c) Shareholder Approval. The SPAC Shareholder Approval and the Company Shareholder Approval shall have been obtained and shall remain in full force and effect.

(d) Nasdaq Listing. The Registrable Securities to be issued in connection with the Merger shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect.

(f) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.

Section 9.02 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Merger are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a)  Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.03 (Due Authorization), Section 4.06(b) (Capitalization of the Company), and Section 4.18 (Brokers’ Fees) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (other than Section 4.06(b)) (Capitalization of the Company) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(b)  Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Section 9.03 Additional Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate or cause to be consummated the Merger are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.06 (Brokers Fees), Section 5.10 (Business Activities) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) that is (x) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of SPAC contained in Article V (other than the Specified SPAC Representations and the representations and warranties of SPAC contained in Section 5.11 (Capitalization) and Section 5.19 (Automatic Extension)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a SPAC Impairment Effect.

(iii) The representations and warranties of SPAC contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(iv) The representations and warranties of SPAC contained in Section 5.19 (Automatic Extension) shall be true and correct in all respects as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Minimum Balance Sheet Cash. The Minimum Balance Sheet Cash shall be no less than $20,000,000.

(e) Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.

(f) No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred.

Article X
Termination/Effectiveness

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b)  by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Governmental Order that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in such Law or Governmental Order;

(c) by written notice by either SPAC or the Company to the other Parties, if the Effective Time has not occurred by 11:59 p.m., Taipei time, on June 7, 2024 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by written notice by SPAC to the other Parties, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof);

(g) by written notice by either SPAC or the Company to the other Parties, if the Company failed to obtain the Company Shareholder Approval upon vote taken thereon at a duly convened Company Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); or

(h) by written notice from the Company to SPAC if SPAC fails to obtain the SPAC Shareholder Extension Approval upon vote taken thereon at a duly convened meeting of the SPAC Shareholders (or at a meeting of SPAC Shareholders following any adjournment or postponement thereof).

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.04 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.

Article XI

Miscellaneous

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to SPAC, prior to the Closing, to:

Blue Ocean Acquisition Corp

2 Wisconsin Circle, 7th Floor

Chevy Chase, MD 20815

Attn: Marcus Brauchli; Stuart Karle

E-mail: mbrauchli@boacquisition.com; skarle@boacquisition.com with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Jon Daly; Joshua DuClos

E-mail: jdaly@sidley.com; jduclos@sidley.com

If to the Company or Merger Sub, or SPAC following the Closing, to:

The News Lens Co., Ltd.

5F-1, No.88, Yanchang Road, Xinyi District

Taipei City 110, Taiwan (R.O.C.)

Attn: Joey Chung

E-mail: joey@thenewslens.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F

The Landmark, 15 Queen’s Road Central

Hong Kong, China

Attn: Thomas T. Chou

E-mail: tchou@mofo.com

and

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

1-5-1, Marunouchi

Chiyoda-ku, Tokyo 100-6529

Attn: Nozomi Oda; Jesse S. Gillespie

E-mail: noda@mofo.com; jgillespie@mofo.com

and

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

United States

Attn: Omar E. Pringle; Joseph P. Sulzbach

E-mail: opringle@mofo.com; jsulzbach@mofo.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 6.09 , and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

Section 11.05 Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the SPAC Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.02(d).

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in.pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.08 Entire Agreement. This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of April 6, 2023, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.09 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.

Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.11 Arbitration. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force when the Notice of Arbitration is filed, which rules are deemed to be incorporated by reference into this Section 11.11. The seat of arbitration shall be Singapore. The Tribunal shall consist of three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Singapore law. The arbitration award shall be final and binding on the parties. Judgment upon the arbitration award may be entered by any court having jurisdiction over the award or over the relevant party or its assets. For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 11.11.

Section 11.12 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Lock-Up and Support Agreement, any subscription agreements entered into in connection with the PIPE Financing, the Registration Rights Agreement, the Plan of Merger, the A&R AoA, and the Company Shareholder Lock-Up and Support Agreement shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Group Companies; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any estimates, projections or forecasts provided to or made available to any Party or their respective Affiliates or Representatives in the Virtual Data Room, management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.17 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

THE NEWS LENS CO., LTD.

By:	/s/ Tzu-Wei Chung
Name:	Tzu-Wei Chung
Title:	Chief Executive Officer

TNL MEDIAGENE

By:	/s/ Tzu-Wei Chung
Name:	Tzu-Wei Chung
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

BLUE OCEAN ACQUISITION CORPORATION

By:	/s/ Richard Leggett
Name:	Richard Leggett
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of A&R AoA

[See attached.]

EXHIBIT A

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated

Memorandum and articles OF association

of

The News Lens Co. Ltd.

(Adopted by special resolution dated [date] 2023 and effective [date])

Ref: LR/T5785-S15120

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

amended and restated

MEMORANDUM of ASSOCIATION

OF

The News Lens Co. Ltd.

(Adopted by special resolution dated [date] 2023 and effective [date])

1.	The name of the company is The News Lens Co. Ltd. (the “Company”).

2.	The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$[50,000] divided into [*] ordinary shares of a nominal or par value of US$[*] each provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

A-i

Directors	A-15
Alternate Director	A-15
Powers And Duties Of Directors	A-16
Borrowing Powers Of Directors	A-17
The Seal	A-17
Disqualification Of Directors	A-17
Proceedings Of Directors	A-18
Dividends	A-19
Accounts, Audit and annual return and declaration	A-20
Capitalisation Of reserves	A-21
Share Premium Account	A-21
Notices	A-22
Indemnity	A-23
Non-Recognition Of Trusts	A-23
Winding Up	A-23
Amendment Of Articles Of Association	A-24
Closing of register or fixing record date	A-24
Registration By Way Of Continuation	A-24
Mergers and Consolidation	A-24
disclosure	A-25

A-ii

THE COMPANIES ACT (AS AMENDED)

Company Limited by Shares

amended and restated

ARTICLES OF ASSOCIATION

OF

The News Lens Co. Ltd.

(Adopted by special resolution dated [date] 2023 and effective [date])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to The News Lens Co. Ltd. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to Nasdaq Capital Market.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

Shares

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution. The Directors may authorise the creation of Classes of Shares with preferred rights and the Directors may issue such Shares, in each case, without the approval of the Shareholders.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

12.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking in priority to, pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

Certificates

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

Fractional Shares

15.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

16.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

18.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

20.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

26.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer Of Shares

34.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Shareholder may transfer all or any Shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

35.	Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors shall not unreasonably decline to register any transfer of Shares and shall, upon making any decision to decline to register any transfer of Shares, assign an appropriate reason therefor. If the Directors refuse to register a transfer of any Share the Company shall, within two (2) months after the date on which the transfer request was lodged with the Company, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. For the avoidance of doubt, it shall not be unreasonable for the Directors to decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation.

36.	The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

37.	Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed, the registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

38.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

39.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

40.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

41.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration Of SHARE Capital

42.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

43.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

44.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

45.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

46.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

47.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

48.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

49.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

50.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

51.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

52.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

General Meetings

53.	The Directors may, whenever they think fit, convene a general meeting of the Company. The Company may hold an annual general meeting and if an annual general meeting is held, the Company shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall determine.

54.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

55.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least thirty-three percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

56.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

57.	At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

58.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

59.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

60.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

61.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

62.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

63.	The chair, if any, of the Directors shall preside as chair at every general meeting of the Company.

64.	If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

65.	The chair may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

66.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

67.	A poll be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

68.	In the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote.

69.	A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

Votes Of shareholders

70.	Subject to any rights and restrictions for the time being attached to any Share, on a poll, each Share shall be entitled to one (1) vote on all matters subject to a vote of the Shareholders.

71.	Subject to any rights and restrictions for the time being attached to any Share, on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

72.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

73.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

74.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

75.	On a poll votes may be given either personally or by proxy.

76.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of their attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

77.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

78.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

81.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

Directors

82.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

83.	The Company may by Ordinary Resolution appoint any Person to be a Director.

84.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Ordinary Resolution.

85.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

86.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

87.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

88.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

Alternate Director

89.	Any Director may in writing appoint another Person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

90.	Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

91.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that their tenure of office be terminated.

92.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

93.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

95.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

96.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

97.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

98.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

99.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

100.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

Borrowing Powers Of Directors

101.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

102.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

103.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

104.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

105.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

Proceedings Of Directors

106.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

107.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

108.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

109.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

110.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

111.	Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

112.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

113.	When the chair of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

114.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

115.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

116.	The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

117.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

118.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

119.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

Dividends

120.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

121.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

122.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

123.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

124.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

125.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

126.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

127.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

128.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

129.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

130.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

131.	Subject to the requirements of applicable law and the listing rules of the Designated Stock Exchange, the accounts relating to the Company’s affairs shall only be audited if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

132.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

133.	Subject to the Companies Act and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

Share Premium Account

134.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

135.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Notices

136.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

137.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

138.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

139.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

140.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

141.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

142.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

Non-Recognition Of Trusts

143.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

Winding Up

144.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

145.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

146.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

147.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

148.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

149.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

150.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

151.	The Company may merge or consolidate in accordance with the Companies Act.

152.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

153.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXCLUSIVE FORUM

154.	Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the state and federal courts located within the State of Delaware, United States, shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

155.	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Law or these Articles including but not limited to any purchase or acquisition of Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs. This Article shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

156.	Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring depositary shares representing the Company’s shares issued pursuant to relevant deposit agreements, whether such acquisition be by transfer, sale, operation of law or otherwise, shall be deemed to have notice of, irrevocably agreed and consented to the provisions of this Article and Articles 154 and 155 above. Without prejudice to the foregoing, if any part of this Article, Articles 154 or 155 are held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected nor be impaired and this Article, Articles 154 and/or 155 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion as may be necessary so as best to give effect to the intention of the Company.

Exhibit B

Sponsor Lock-Up Support Agreement

[See attached.]

EXHIBIT B

June 6, 2023

Blue Ocean Acquisition Corp

2 Wisconsin Circle,

7th Floor

Chevy Chase, MD 20815

Re: Amended and Restated Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Amended Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (the “BCA”), by and among Blue Ocean Acquisition Corp, a Cayman Islands exempted company (“BOCN”), The News Lens Co., Ltd., a Cayman Islands exempted company (“TNL”), and TNL Mediagene, a Cayman Islands exempted company and wholly-owned subsidiary of TNL (“Merger Sub,” and collectively with TNL, the “Company”), and hereby amends and restates in its entirety that certain letter, dated December 2, 2021, from Blue Ocean Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Apollo SPAC Fund I, L.P., a fund managed by affiliates of Apollo Global Management, Inc. (“Apollo”), each of the undersigned individuals, each of whom is a member of BOCN’s board of directors (the “Board”), management team and/or advisory board (each, an “Insider” and collectively, the “Insiders”) and the other persons party thereto (the “Other Investors”) to BOCN (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 11 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA.

In order to induce the Company and BOCN to enter into the BCA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, Apollo, each Insider and each Other Investor, each hereby agrees, severally but not jointly, with BOCN as follows:

1.

(a) The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the shareholders of BOCN (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of BOCN requested by the Board or undertaken in furtherance of the transactions contemplated by the BCA (the “Transactions”), the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Capital Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her Capital Shares: (A) in favor of the adoption of the BCA and approval of the Transactions (and any actions required in furtherance thereof) and approval of the Extension Proposal; (B) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of BOCN contained in the BCA; (C) in favor of any other proposals set forth in BOCN’s proxy statement to be filed by BOCN with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”); and (D) against the following actions or proposals: (1) any SPAC Alternative Transaction or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA; and (2)(I) any change in the present capitalization of BOCN or any amendment of the amended and restated memorandum and articles of association of BOCN (as amended to the date hereof, the “BOCN Articles”), except to the extent expressly contemplated by the BCA (including the Extension Proposal), (II) any liquidation, dissolution or other change in BOCN’s corporate structure or business, (III) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Amended Letter Agreement or (IV) any other action or proposal involving BOCN or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and (ii) not to redeem, elect to redeem or tender or submit any of the Capital Shares owned by it, him or her for redemption in connection with such shareholder approval or proposed Business Combination, or in connection with any vote to amend the BOCN Articles.

(b) Apollo and each Other Investor hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the shareholders of BOCN (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of BOCN requested by the Board or undertaken in furtherance of the Transactions, Apollo and each such Other Investor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Founder Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her Founder Shares; (A) in favor of the adoption of the BCA and approval of the Transactions (and any actions required in furtherance thereof) and approval of the Extension Proposal; (B) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of BOCN contained in the BCA; (C) in favor of any other proposals set forth in the Proxy Statement; and (D) against the following actions or proposals: (1) any SPAC Alternative Transaction or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA; and (2)(I) any change in the present capitalization of BOCN or any amendment of the BOCN Articles, except to the extent expressly contemplated by the BCA (including the Extension Proposal), (II) any liquidation, dissolution or other change in BOCN’s corporate structure or business, (III) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Amended Letter Agreement or (IV) any other action or proposal involving BOCN or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions; and (ii) not to redeem, elect to redeem or tender or submit any of the Founder Shares owned by it, him or her for redemption in connection with such shareholder approval or proposed Business Combination, or in connection with any vote to amend the BOCN Articles.

(c) Prior to any valid termination of the BCA, (i) the Sponsor, Apollo, each Insider and each Other Investor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the BCA, and (ii) the Sponsor and each Insider shall be bound by and comply with Sections 8.05 (Confidentiality; Publicity) and 8.03 (Exclusivity) of the BCA (and any relevant definitions contained in any such sections) as if such person were a signatory to the BCA with respect to such provisions and each reference to “SPAC” contained in Section 8.03(b) of the BCA (other than Section 8.03(b)(i) or for purposes of the definition of SPAC Alternative Transaction Proposal) also referred to Sponsor and each Insider.

(d) If BOCN seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor, Apollo, each Insider and each Other Investor agrees that it, he or she will not sell or tender any Capital Shares owned by it, him or her in connection therewith.

(e) The obligations of the Sponsor, Apollo, each Insider and each Other Investor specified in this paragraph 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Board.

2. The Sponsor and each Insider hereby agrees that in the event that BOCN fails to consummate a Business Combination within 18 months (or up to 21 months if the period of time to consummate a business combination is extended) from the closing of the Public Offering or such later period as may be approved by BOCN’s shareholders in accordance with the BOCN Articles (the “Completion Window”), the Sponsor and each Insider shall take all reasonable steps to cause BOCN to: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Ordinary Shares sold as part of the Units in the Public Offering (including Class A Ordinary Shares sold as part of the Units purchased in the Public Offering by Apollo) (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to BOCN to pay its franchise and income taxes as well as any expenses related to the administration of the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all of the Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of BOCN’s remaining shareholders and the Board, dissolve and liquidate, subject in each case to BOCN’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agree not to propose any amendment to the BOCN Articles (A) to modify the substance or timing of BOCN’s obligation to allow redemption in connection with its initial Business Combination or redeem 100% of the Offering Shares if BOCN does not complete a Business Combination within the Completion Window or (B) with respect to any other provision of the BOCN Articles relating to shareholders’ rights or pre-initial Business Combination activity, unless BOCN provides its Public Shareholders (including Apollo) with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to BOCN to pay its franchise and income taxes as well as any expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares.

The Sponsor, Apollo, each Insider and each Other Investor acknowledge that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of BOCN as a result of any liquidation of BOCN with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any Class A Ordinary Shares held, and Apollo and each Other Investor hereby further waive solely with respect to the Founder Shares (including any Class A Ordinary Shares into which such Founder Shares have converted) held, by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by BOCN to purchase Class A Ordinary Shares or (y) a shareholder vote to amend the BOCN Articles (A) to modify the substance or timing of BOCN’s obligation to allow redemption in connection with its initial Business Combination or redeem 100% of the Offering Shares if BOCN does not complete a Business Combination within the Completion Window or (B) with respect to any other provision of the BOCN Articles relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it, he, she or they hold if BOCN fails to consummate a Business Combination within the Completion Window).

3. Without limiting their obligations under paragraph 6. below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the BCA or (b) the Closing, (x) the Sponsor, each Insider and each Other Investor shall not, without the prior written consent of TNL, (I) Transfer any Units, Capital Shares, warrants (each a “Warrant”) to purchase Capital Shares or any securities convertible into, or exercisable or exchangeable for Capital Shares owned by it, him or her, (II) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Capital Shares), or enter into any other agreement, with respect to any Capital Shares, in each case, other than as set forth in this Amended Letter Agreement, the BCA, Transaction Agreements or the voting and other arrangements under the organizational documents of BOCN, (III) take any action that would reasonably be expected to make any representation or warranty herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling any of the Sponsor, any Insider or any Other Investor from performing its obligations hereunder, or (IV) commit or agree to take any of the foregoing actions, and (y) Apollo shall not, without the prior written consent of TNL, (I) Transfer any Founder Shares, warrants to purchase Founder Shares or any securities convertible into, or exercisable or exchangeable for Founder Shares owned by it, (II) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Founder Shares), or enter into any other agreement, with respect to any Founder Shares, in each case, other than as set forth in this Amended Letter Agreement, the BCA, Transaction Agreements or the voting and other arrangements under the organizational documents of BOCN, (III) take any action that would reasonably be expected to make any representation or warranty herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Apollo from performing its obligations hereunder, or (IV) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. In the event that: (i) any Capital Shares, Warrants or other equity securities of BOCN are issued to the Sponsor, Apollo, any Insider or any Other Investor after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Capital Shares of, on or affecting the Capital Shares owned by the Sponsor, Apollo or any Insider or Other Investor or otherwise; (ii) the Sponsor, Apollo, any Insider or any Other Investor purchases or otherwise acquires beneficial ownership of any Capital Shares, Warrants or other equity securities of BOCN after the date hereof; or (iii) the Sponsor, Apollo, any Insider or any Other Investor acquires the right to vote or share in the voting of any Capital Shares, Warrants or other equity securities of BOCN after the date hereof (such Capital Shares, Warrants or other equity securities of BOCN described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor, Apollo, any Insider or any Other Investor shall be subject to the terms of this paragraph 3 and paragraph 1 to the same extent as if they constituted the Capital Shares, Warrants or other equity securities of BOCN owned by the Sponsor, Apollo, any Insider or any Other Investor as of the date hereof; provided that any New Shares acquired or purchased by Apollo shall only be subject to the terms of this paragraph 3 to the extent they are Founder Shares.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless BOCN against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which BOCN may become subject as a result of any claim by (i) any third party for services rendered or products sold to BOCN or (ii) a prospective target business with which BOCN has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of BOCN by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to BOCN or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.20 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes and expenses related to the administration of the Trust Account, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under BOCN’s indemnity of the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to BOCN if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies BOCN in writing that it shall undertake such defense. For the avoidance of doubt, none of BOCN’s officers or directors will indemnify BOCN for claims by third-parties, including, without limitation, claims by vendors and prospective target businesses.

5. The Sponsor, Apollo, each Insider and each Other Investor hereby agrees and acknowledges that: (i) BOCN and, prior to any valid termination of the BCA, the Company would be irreparably injured in the event of a breach by such Sponsor, Apollo, Insider or Other Investor of its, his or her obligations under this Amended Letter Agreement, to the extent applicable to such party, (ii) monetary damages are not an adequate remedy for such breach, (iii) the non-breaching party shall be entitled to injunctive relief to prevent breaches of this Amended Letter Agreement and to specific performance of the terms hereof, in addition to any other remedy that such party may have in law or in equity, in the event of such breach, (iv) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (v) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

6.

(a) From and after the Closing, Sponsor, Apollo, each Insider and each Other Investor agrees that it, he or she shall not Transfer (to the extent such Earn-Out Shares have been issued to Sponsor, Apollo, each Insider and each Other Investor in accordance with paragraph 7 below):

1.	50% of its, his or hers Earn-Out Shares until the earlier of: (A) one year after the Closing; or (B) (x) if the closing price of the Company Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing or (y) the date after the Closing on which TNL completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of TNL’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property; and

2.	the remaining 50% of its, his or hers Earn-Out Shares until two years after the Closing (the time periods described in paragraph 6(a)(1) and (2), the “Earn-Out Shares Lock-up Period”).

(b) The Sponsor and Apollo agree that it shall not Transfer any Private Placement Warrants (or Class A Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Earn-Out Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3 and 6(a) and 6(b): (i) upon the valid termination of the BCA, the following Transfers of the Founder Shares, Private Placement Warrants and Class A Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares, as applicable, and that are held by the Sponsor, Apollo, an Insider, an Other Investor or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (A) to BOCN’s officers, directors, any affiliates or family members of any of BOCN’s officers, directors, any member of the Sponsor or any affiliates of the Sponsor or of Apollo or of an Other Investor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (F) transfers in the event of BOCN’s liquidation prior to the completion of an initial Business Combination; (G) transfers by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (H) in the event of BOCN’s liquidation, merger, capital share exchange, reorganization or other similar transaction which results in all of BOCN’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of BOCN’s initial Business Combination; provided, however, that in the case of clauses (A) through (H), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein; and (ii) during the period commencing on the date hereof and ending on the expiration of the applicable Lock-up Periods, the following Transfers of the Earn-Out Shares, Private Placement Warrants and Class A Ordinary Shares or Company Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Earn-Out Shares, as applicable, and that are held by the Sponsor, Apollo, an Insider, an Other Investor or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (1) to BOCN’s officers, directors, any affiliates or family members of any of BOCN’s officers, directors, any member of the Sponsor or any affiliates of the Sponsor or of Apollo or of an Other Investor; (2) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (3) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, transfers pursuant to a qualified domestic relations order; provided, however, that any permitted transferee must enter into a written agreement with BOCN (if such Transfer occurs prior to the Closing) or TNL (if such Transfer occurs subsequent to the Closing) agreeing to be bound by the transfer restrictions and other obligations herein.

(d) Sponsor, Apollo, each Insider and each Other Investor (collectively representing a majority of the outstanding Founder Shares) each hereby waives, on behalf of itself, himself, herself and the holders of all Founder Shares, pursuant to and in compliance with the provisions of the BOCN Articles, any adjustment to the conversion ratio set forth in Section 17 of the BOCN Articles, and any rights to other anti-dilution protections with respect to the Founder Shares, that may result from the PIPE Financing and/or the consummation of the Transactions.

(e) Sponsor, Apollo, each Insider and each Other Investor each hereby agrees that, until such time as all the restrictions set forth in paragraph 6 shall have expired, any certificate or book-entry representing Earn-Out Shares (to the extent issued) or Private Placement Warrants shall bear a legend referencing that such shares or warrants are subject to restrictions set forth in this Agreement, and any transfer agent for TNL will be given appropriate stop transfer orders that will be applicable until no Lock-Up Periods apply thereto.

7.

(a) At the Closing, (i) by virtue of and as part of the agreed consideration for the exchange of Founder Shares pursuant to the Merger and without any further action on the part of any party hereto or any other person, each Founder Share held by the Sponsor, Apollo, each Insider and each Other Investor (A) shall be converted automatically into the right to receive one Company Ordinary Share to be issued at the times and subject to the conditions set forth in paragraph 7(b) (all such Company Ordinary Shares, collectively, the “Earn-Out Shares”), and (B) shall no longer be outstanding and shall automatically be canceled by virtue of the Merger and each former holder of Founder Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein, and (ii) by virtue of and as part of the agreed consideration for the exchange of Private Placement Warrants pursuant to the Merger and without any further action on the part of any party hereto or any other person, Sponsor and Apollo shall forfeit at Closing 750,000 of their Private Placement Warrants (in a pro rata amount based on the relative number of Private Placement Warrants held by each).

(b) The Earn-Out Shares shall be issued as follows:

(1) 50% of the Earn-Out Shares (the “First Period Earn-Out Shares”) shall be issued upon the first to occur of any of the following after the Closing Date: (i) a Change of Control (as defined below) (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the First Earn-Out Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the First Earn-Out Period); or (ii) the date that is the 18-month anniversary of the Closing Date (such 18-month period from the Closing Date to the 18-month anniversary thereof, the “First Earn-Out Period”); and

(2) the remaining 50% of the Earn-Out Shares shall be issued upon the first to occur of any of the following after the Closing Date: (i) a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the expiration of the Second Earn-Out Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Second Earn-Out Period); (ii) if revenues reported by the Company during any trailing twelve-month period equal or exceed $77,500,000 in aggregate (inclusive of any and all acquisitions consummated by the Company after the Closing Date); or (iii) the date that is the three-year anniversary of the Closing Date (such three year period from the Closing Date to the three year anniversary thereof, the “Second Earn-Out Period”).

8. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to BOCN (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The questionnaire of the Sponsor and each Insider furnished to BOCN is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: (a) it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and (b) it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor, Insider, affiliate of the Sponsor nor any director or officer of BOCN shall receive from BOCN any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of BOCN’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: (a) repayment of a loan and advances of up to an aggregate of $300,000 made to BOCN by the Sponsor; (b) reimbursement for any out-of-pocket expenses related to BOCN’s formation and Public Offering and to identifying, investigating and completing an initial Business Combination; (c) repayment of loans, if any, and on such terms as to be determined by BOCN from time to time, made by the Sponsor or any of BOCN’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if BOCN does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by BOCN to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment; and (d) payments to the Sponsor, any Insiders or their respective affiliates in connection with the successful completion of BOCN’s initial Business Combination. Up to $1,500,000 of the loans may be convertible into warrants at a price of $1.00 per Warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Amended Letter Agreement and, as applicable, to serve as an officer and/or a director on the Board.

11. As used herein, the following terms shall have the respective meanings set forth below:

(a) ”Business Combination” shall mean a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving BOCN and one or more businesses;

(b) “Capital Shares” shall mean, collectively, the Class A Ordinary Shares and the Founder Shares;

(c) “Change of Control” shall mean the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group“) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of TNL in substantially the same proportions as their ownership of stock of TNL) is or becomes the beneficial owner, directly or indirectly, of securities of TNL representing more than fifty percent (50%) of the combined voting power of TNL’s then outstanding voting securities; (ii) a merger, consolidation, reorganization or similar business combination transaction involving TNL, and, immediately after the consummation of such transaction or series of transactions, the voting securities of TNL immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by TNL of all or substantially all of the assets of TNL and its subsidiaries, taken as a whole, other than such sale or other disposition by TNL of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of TNL;

(d) “Class A Ordinary Shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of BOCN;

(e) “Founder Shares” shall mean the 4,743,750 shares of BOCN’s Class B ordinary shares, par value $0.0001 per share, owned by the Sponsor, Apollo, the Insiders and the Other Investors;

(f) “Private Placement Warrants” shall mean (i) prior to the Closing, the warrants to purchase up to 9,225,000 Class A Ordinary Shares held by the Sponsor and Apollo and (ii) at any time following the Closing, the warrants to purchase up to 8,475,000 Company Ordinary Shares held by the Sponsor and Apollo;

(g) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by BOCN with the SEC in connection with the Public Offering;

(h) “Public Offering” shall mean the underwritten initial public offering of 18,975,000 of BOCN’s units (the “Units”), each comprised of one Class A Ordinary Share and one-half of one redeemable Warrant;

(i) “Public Shareholders” shall mean the holders of securities issued in the Public Offering (including to Apollo);

(j)    “Trading Day” shall mean any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

(k) “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option, right or warrant to purchase or otherwise transfer or dispose of or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii); and

(l) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants has been deposited.

12. This Amended Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Amended Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (a) Apollo and each Insider or Other Investor that is the subject of any such change, amendment, modification or waiver, (b) the Sponsor and (c) TNL, it being acknowledged and agreed that TNL’s execution of such an instrument will not be required after any valid termination of the BCA.

13. Except as otherwise provided herein, no party hereto may assign either this Amended Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and TNL (except that, following any valid termination of the BCA, no consent from TNL shall be required). Any purported assignment in violation of this paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended Letter Agreement shall be binding on BOCN, the Sponsor, Apollo, each Insider, each Other Investor and their respective successors, heirs and assigns and permitted transferees.

14. Nothing in this Amended Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto (and, prior to any valid termination of the BCA, TNL) any right, remedy or claim under or by reason of this Amended Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Amended Letter Agreement shall be for the sole and exclusive benefit of the parties hereto (and, prior to any valid termination of the BCA, TNL) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of BOCN, the Sponsor, Apollo, each Insider and each Other Investor acknowledges and agrees that TNL is an express third party beneficiary of this Amended Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Amended Letter Agreement as though directly party hereto.

15. This Amended Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16. This Amended Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Amended Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amended Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18. Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or electronic transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to BOCN or TNL at any time prior to the valid termination of the BCA shall be given in accordance with the terms of Section 11.02 (Notices) of the BCA.

19. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Amended Letter Agreement by any other party to this Amended Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

20. Each of the Sponsor, Apollo, the Insiders and the Other Investors hereby represents and warrants, severally and not jointly, as to itself, himself or herself only, to BOCN and the Company as follows:

(a) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Amended Letter Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such person;

(b) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Amended Letter Agreement and to perform his or her obligations hereunder;

(c) this Amended Letter Agreement has been duly authorized, executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Amended Letter Agreement, this Amended Letter Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(d) the execution and delivery of this Amended Letter Agreement by such person does not, and the performance by such person of its, his or her obligations hereunder will not: (i) if such person is not an individual, conflict with or result in a violation of the organizational documents of such person; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such person or such person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Amended Letter Agreement;

(e) there are no Actions pending against such person, or to the knowledge of such person, threatened against such person, before (or, in the case of threatened Actions that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Amended Letter Agreement;

(f)   except for fees described in Section 5.07 of the SPAC Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such person, BOCN, any of its Subsidiaries or any of their respective Affiliates in connection with the BCA or this Amended Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such person, on behalf of such person, for which BOCN, the Company or any of their respective affiliates would have any obligations or liabilities of any kind or nature;

(g) such person has had the opportunity to read the BCA and this Amended Letter Agreement and has had the opportunity to consult with its tax and legal advisors;

(h) such person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such person’s obligations hereunder;

(i)    except as otherwise described in this Amended Letter Agreement, such person has the direct and indirect interest in all of its, his or her Class A Ordinary Shares, Warrants, Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting such securities, other than pursuant to: (1) this Amended Letter Agreement; (2) the BOCN Articles; (3) the BCA; (4) the Registration Rights Agreement; or (5) any applicable securities laws);

(j)    the Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in BOCN (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of BOCN) owned of record or beneficially owned by such person as of the date hereof and such person has the sole power to dispose of (or the sole power to cause the disposition of) and the sole power to vote (or the sole power to direct the voting of) such Founder Shares and Private Placement Warrants, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Amended Letter Agreement; such person hereby agrees to supplement Annex A from time to time to the extent that such person acquires additional securities in BOCN; and

(k) such person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the “issuer” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

21. This Amended Letter Agreement shall terminate on: (a) the termination of the BCA pursuant to Article X thereof (in which case this Amended Letter Agreement shall be of no force or effect and shall revert to the Prior Letter Agreement); or (b) if the Closing occurs, the earlier of: (i) the liquidation of TNL and (ii) the latter of the expiration of all Lock-up Periods and the issuance of all Earn-Out Shares in accordance with paragraph 7; provided, however, that paragraph 4 of this Amended Letter Agreement shall survive any liquidation of TNL for a period of six years; provided, further, that no such termination (including one that results in a reversion to the Prior Letter Agreement under clause (a) above) shall relieve the Sponsor, Apollo, any Insider, any Other Investor or BOCN from any liability resulting from a willful breach of this Amended Letter Agreement occurring prior to such termination.

22. Other than in connection with the Transactions, if, and as often as, there are any changes in the Class A Ordinary Shares, the Founder Shares or the Private Placement Warrants by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Amended Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to BOCN, BOCN’s successor or the surviving entity of such transaction, the Class A Ordinary Shares, the Founder Shares or the Private Placement Warrants, each as so changed.

23. Nothing in this Amended Letter Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of any of the Sponsor, Apollo, the Insiders and the Other Investors or by any of the Sponsor, Apollo, the Insiders and the Other Investors that is a natural person, in each case, in its, his or her capacity as a director, officer, employee, agent or other representative of BOCN. Each of the Sponsor, Apollo, the Insiders and the Other Investors is executing this Agreement solely in such capacity as a record or beneficial holder of Capital Shares.

24. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may reasonably be requested in writing by another party hereto.

25. Each of the Sponsor, Apollo, the Insiders and the Other Investors consents to and authorizes TNL and BOCN, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that TNL or BOCN, as applicable, reasonably determines to be necessary or advisable in connection with the Merger or any other transactions contemplated by the BCA or this Amended Letter Agreement, the ownership of the Capital Shares, the existence of this Amended Letter Agreement and the nature of the commitments and obligations of the Sponsor, Apollo, the Insiders and the Other Investors hereunder, and the Sponsor, Apollo, the Insiders and the Other Investors acknowledges that TNL and BOCN may, in their sole discretion, file this Amended Letter Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Sponsor, Apollo, the Insiders and the Other Investors agrees to reasonably promptly give TNL or BOCN, as applicable, any information that is in its possession that TNL or BOCN, as applicable, may reasonably request for the preparation of any such disclosure documents, and Sponsor, Apollo, the Insiders and the Other Investors agrees to reasonably promptly notify TNL and BOCN of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Sponsor, Apollo, the Insiders and the Other Investors shall become aware that any such information shall have become false or misleading in any material respect.

26. TNL shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements in paragraph 6 from the book-entries evidencing any Earn-Out Shares, at the time when the restrictions set forth in paragraph 6 (as applicable) have expired.

27. Unless the Transactions shall have been consummated or terminated pursuant to Article X of the BCA, (a) Sponsor shall use its reasonable best efforts to cause BOCN to extend the Business Combination Deadline on a monthly basis for up to nine (9) times by an additional one (1) month each time after September 7, 2023, until June 7, 2024, and (b) Sponsor (or its affiliates or permitted designees) shall deposit into the Trust Account for each such one-month extension of the Business Combination Deadline the lesser of (x) an aggregate of $60,000 or (y) $0.035 per public share that remains outstanding and is not redeemed prior to any such one-month extension.

28. Each of Sponsor and Apollo hereby irrevocably waive the performance of BOCN’s obligations set forth in Section 6(e) of the Subscription Agreement, dated October 28, 2021, by and among BOCN, Sponsor and Apollo.

(Signature Pages Follow)

Sincerely,
BLUE OCEAN SPONSOR LLC

By:
Name:
Title:

APOLLO SPAC FUND I, L.P.

By:	Apollo SPAC Advisors I, L.P., its general partner

By:	Apollo SPAC Advisors I GP, LLC, its general partner

By:
Name:
Title:

Signature Page to Amended Letter Agreement

INSIDERS

Name: Norman Pearlstine

Name: Matthew Goldberg

Name: Priscilla Han

Name: Joel Motley

Name: Rohit Dube

Name: Jae Kang

Name: Gustavo Gusman

Name: Lauren Zalaznick

Signature Page to Amended Letter Agreement

OTHER INVESTORS

Name:	David Gorodyansky

Name:	Ashwin Parupalli

Signature Page to Amended Letter Agreement

Acknowledged and Agreed:

BLUE OCEAN ACQUISITION CORP

By:
Name:
Title:

Signature Page to Amended Letter Agreement

Annex A

Exhibit C

Form of Registration Rights Agreement

[See attached.]

Exhibit c

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 202[●] by and among (i) The News Lens Co., Ltd., a Cayman Islands exempted company (including any successor entity thereto, the “Company”), and (ii) the undersigned parties listed as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, on June 6, 2023, (i) Blue Ocean Acquisition Corp, a Cayman Islands exempted company (“SPAC”), (ii) the Company and (iii) TNL Mediagene, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (the “Merger Sub”) entered into that certain Agreement and Plan of Merger (as amended and restated after the date hereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will be merged with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, in connection with the execution of the Merger Agreement, certain Investors (the “Insider Investors”) entered into an amended and restated letter agreement with SPAC (as amended from time to time in accordance with the terms thereof, the “A&R Letter Agreement”), pursuant to which each such Insider Investor agreed to forfeit his, her or its Founder Shares (as defined therein) in exchange for the right to receive Earn-Out Shares (as defined therein) upon the occurrence of certain triggering earn-out events, in accordance with the terms and conditions set forth therein; and

WHEREAS, in connection with the execution of the Merger Agreement, certain Investors (the “Lock-Up Investors”) entered into a lock-up agreement with the Company (each, as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which each such Lock-Up Investor agreed not to transfer its Company securities for a certain period of time after the Closing as stated in the Lock-Up Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“A&R Letter Agreement” is defined in the recitals to this Agreement.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or Taiwan (as defined in the Merger Agreement) are authorized or required by law to close.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the preamble to this Agreement, and shall include the Company’s successors by merger, acquisition, reorganization or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Government Entity” means any federal, state, county, city, local, supranational or foreign governmental, administrative or regulatory authority, agency or body (including any court, tribunal or arbitral body).

“Holder” means any Person owning of record Registrable Securities (that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act) or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

“Holder Information” means such information and affidavits as the Company reasonably requests for use in connection with any Registration.

“Insider Investors” is defined in the recitals to this Agreement.

“Investor(s)” is defined in the preamble to this Agreement, and include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and with respect to a Lock-Up Investor, its Lock-Up Agreement.

“Joinder” is defined in Section 5.2 to this Agreement.

“Key Holder” means the Investors listed in Exhibit B, which for the avoidance of doubt include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of such Investors permitted under this Agreement and, with respect to a Lock-Up Investor, its Lock-Up Agreement.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, of any Governmental Entity.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Lock-Up Investor” is defined in the recitals to this Agreement.

“Merger” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Sub” is defined in the recitals to this Agreement.

“Person” means (i) any individual, firm, company, corporation or other body corporate, unincorporated organization, joint venture, association, organization, trust or partnership, works council or employee representative body, a division or an operating group of any of the foregoing or any other entity or organization, including any Government Entity (whether or not having separate legal personality); and (ii) that Person’s legal personal representatives, successors, permitted assigns and permitted nominees in any jurisdiction and whether or not having separate legal personality but only if such successors, permitted assigns and permitted nominees are not prohibited by this Agreement.

“PIPE Financing” shall have the meaning ascribed to it in the Merger Agreement.

“Ordinary Shares” means the ordinary shares of the Company.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registrable Securities” means (i) any outstanding Ordinary Shares held by an Investor as of the date of this Agreement; (ii) any Ordinary Shares that may be acquired by an Investor upon the exercise of a Company Warrant held by an Investor as of the date of this Agreement; (iii) any Earn-Out Shares issued to an Investor pursuant to paragraph 7 of the A&R Letter Agreement; (iv) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other Security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Securities of the Company described in clauses (i), (ii) and (iii) of this definition; and (v) any other Ordinary Shares owned or hereafter acquired by any Investor in its capacity as an affiliate of the Company (as defined in Rule 144). Notwithstanding the foregoing, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates or book-entries for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without limitation, including with respect to volume, manner of sale and the availability of current public information. Notwithstanding anything to the contrary contained herein, a person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement and the Lock-Up Agreement.

“Registrable Securities Then Outstanding” means the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding.

“Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Securities” means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect.

“SPAC” is defined in the recitals to this Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request by Holders. At any time and from time to time after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement, (i) Holders of at least twenty (20%) of the Registrable Securities Then Outstanding, (ii) Key Holder(s) holding a majority in interest of the Registrable Securities held by all Key Holders, or (iii) following the issuance of any Earn-Out Shares pursuant to paragraph 7 of the A&R Letter Agreement, Holder(s) holding a majority in interest of such Earn-Out Shares (in each case, the “Demanding Holders”) may make a written demand for registration under the Securities Act of (x) at least 15% (or in a case where a Key Holder is the Demanding Holder, such percentage as determined by such Key Holder) of the Registrable Securities Then Outstanding or (y) in a case where a Holder of Earn-Out Shares is the Demanding Holder, at least 10% of Earn-Out Shares then outstanding, by submitting a written request to the Company that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.1, then the Company shall, no later than ten (10) Business Days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other shareholders) who so request to be registered and included in such registration by written notice given by such Holders to the Company within thirty (30) calendar days after receipt of the Request Notice, subject only to the limitations of this Section 2.1.

2.1.2 Underwriting. If the Holders initiating the registration request under this Section 2.1 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in subsection 2.1.1. In such event, the right of any Holder to include Registrable Securities in such registration will be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.1, if one or more underwriters advise the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); on the condition that the number of shares of Registrable Securities to be included in such underwriting and registration will not be reduced unless all other Securities are first entirely excluded from the underwriting and registration. If any Holder disapproves of the terms of any underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and one or more underwriters, delivered prior to the filing of the “red herring” prospectus related to such offering. Any Registrable Securities excluded and withdrawn from such underwriting will be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its Securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

2.1.3 Maximum Number of Demand Registrations. Other than as contemplated by Section 2.1.6, the Company shall be obligated to effect only three (3) such registrations pursuant to this Section 2.1 so long as such registrations have been declared or ordered effective; provided that the holders of Earn-Out Shares shall have two (2) additional demand rights under Section 2.1.1 above with respect to the Earn-Out Shares (provided that the Company does not have an effective Registration Statement pursuant to Section 2.1.6 outstanding covering the Earn-Out Shares.

2.1.4 Deferral. Notwithstanding anything to the contrary contained herein, the Company will not be required to effect a registration pursuant to this Section 2.1: (i) during the period starting with the date thirty (30) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) calendar days following the effective date of, a Company-initiated registration subject to Section 2.2 below, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 or Form F-3 pursuant to Section 2.3 below; or (iii) if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) calendar days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period, and provided further that the Company shall not register any securities for the account of itself or any other shareholder during such ninety (90) calendar day period (other than a registration relating solely to the sale of securities of participants in an employee benefit plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act).

2.1.5 Expenses. The Company shall bear all expenses incurred in connection with any registration pursuant to this Section 2.1, including without limitation all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one legal counsel selected by the Holders of a majority of the Registrable Securities being registered (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), provided that fees and disbursements for such counsel shall not exceed US$50,000. Each Holder participating in a registration pursuant to this Section 2.1 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding any of the foregoing provisions, the Company will not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to this Section 2.1; on the condition, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the conditions, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders will not be required to pay any of such expenses and will retain their rights pursuant to this Section 2.1.

2.1.6 Shelf Registration. The Company shall file within thirty (30) calendar days of (x) with respect to the Earn-Out Shares, the date on which such Earn-Out Shares are issued in accordance with paragraph 7 of the A&R Letter Agreement and (y) with respect to all other Registrable Securities, the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter (but no later than the earlier of (a) the ninetieth (90th) day following the filing date thereof if the SEC notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review), a Registration Statement for a shelf registration on Form S-1 or Form F-1 (the “Form S-1 or Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3 or Form F-3, a shelf registration on Form S-3 or Form F-3 (the “Form S-3 or Form F-3 Shelf” and together with the Form S-1 or Form F-1 Shelf, each a “Shelf”), in each case, covering the resale of all the applicable Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 or Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 or Form F-1 Shelf (and any subsequent Shelf) to a Form S-3 or Form F-3 Shelf as soon as practicable after the Company is eligible to use Form S-3 or Form F-3. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this Section 2.1.6 covering an Investor’s or Investors’ Registrable Securities, and such Investor or Investors qualify as Demanding Holders pursuant to Section 2.1.1 and wish to request an underwritten offering from such Shelf, such underwritten offering shall follow the procedures of Section 2.1 but such underwritten offering shall be made from the Shelf and shall count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.3. The Company shall have the right to remove any Persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a new Shelf and cause the same to become effective as soon as practicable after such filing and such Shelf shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice in any twelve-month period for each of the Holders.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. The Company shall notify all Holders of Registrable Securities in writing at least ten (10) calendar days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.1 or Section 2.3, any employee benefit plan, any corporate reorganization or transaction under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, no later than five (5) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice must indicate the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

2.2.2 Right to Terminate Registration. The Company may terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration, regardless of whether any Holder has elected to include securities in such registration. The Company shall bear all expenses of such withdrawn registration in accordance with Section 2.1.1(d).

2.2.3 Underwriting. If a registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.2 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if one or more managing underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, then one or more managing underwriters may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, if applicable, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder (or such other proportions as agreed among all the selling Holders); except that the right of the one or more underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below 25% of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer, consultant or director of the Company (or any subsidiary of the Company), will first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the one or more underwriters, delivered prior to the filing of the “red herring” prospectus related such offering. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such entities and individuals.

2.2.4 Expenses. All expenses incurred in connection with any registration pursuant to this Section 2.2, including without limitation all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one legal counsel selected by the Holders of a majority of the Registrable Securities being registered (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders) shall be borne by the Company, provided that fees and disbursements for such counsel shall not exceed US$50,000.

2.2.5 Not Demand Registration. Registration pursuant to this Section 2.2 will not be deemed to be a demand registration as described in Section 2.1 above. Except as otherwise provided herein, there will be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2.

2.3 Form S-3 or Form F-3 Registration.

2.3.1 If the Company receives from any one or more Holder of Registrable Securities Then Outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will (i) promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and (ii) use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given no later than fourteen (14) calendar days after the Company provides the notice contemplated by this section 2.3.1; except that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(a)	if Form S-3 or Form F-3 is not available for such offering by the Holders;

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(c)	if the Company furnishes the Holders with a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the board of directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration to be effected at such time, in which event the Company may defer the filing of the Form S-3 or Form F-3 registration statement for a period of not more than ninety (90) calendar days after receipt of the request of the Holder or Holders under this Section 2.3; except that the Company shall not (i) exercise this right more than once in any twelve (12) month period; and (ii) register any securities for the account of itself or any other shareholder during any such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in an employee benefit plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act);

(d)	if the Company has, during the twelve (12) month period preceding the date of such request, already effected three (3) registrations under the Securities Act pursuant to the provisions of this Section 2.3 and such registrations have been declared or ordered effective; or

(e)	during the period starting with the date thirty (30) calendar days prior to the Company’s good faith estimate of the date of the filing of and ending on a date ninety (90) calendar days following the effective date of a Company-initiated registration subject to Section 2.2, so long as the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

2.3.2 Expenses. The Company shall bear all expenses incurred in connection with any registration pursuant to this Section 2.3, including without limitation all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company, and reasonable fees and disbursements of one legal counsel selected by the Holders of a majority of the Registrable Securities being registered (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), provided that fees and disbursements for such counsel shall not exceed US$50,000. Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), except that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders will not be required to pay any of such expenses and will retain their rights pursuant to this Section 2.3.

2.3.3 Underwriting. If the Holders requesting registration on Form S-3 or Form F-3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, such Holders shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3.1. The provisions of Section 2.1 will apply to such a request (with the substitution of this Section 2.3 for references to Section 2.1). Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders requesting registration on Form S-3 or Form F-3.

2.3.4 Not Demand Registration. Form S-3 or Form F-3 registrations will not be deemed to be demand registrations as described in Section 2.1. Except as otherwise provided herein, there will be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall use its commercially reasonable efforts to effect such registration in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1 Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective.

3.1.2 Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

3.1.3 Copies of Proposed Registration Statements. At least five (5) calendar days prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration Statement or prospectus, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system.

3.1.4 State Securities Laws Compliance. Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as is reasonably requested by the Holders, but the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

3.1.5 Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

3.1.6 Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the one or more underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of each of the Company’s United States securities counsel and the local counsel which are representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter”, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.1.7 Exchange. Cause all such Registrable Securities registered pursuant to this Agreement to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

3.1.8 CUSIP. Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

3.1.9 Advise each Holder of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

3.1.10 In good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with registration of any Registrable Securities under this Agreement.

3.2 Holder Information. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such Holder’s Holder Information, reasonably promptly after requested therefor by the Company. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.2 shall not affect the registration of the other Registrable Securities to be included in such Registration.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus, or free writing prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with such registration statement, and the Company shall reimburse each such Holder, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; except that the indemnity agreement contained in this Section 4 will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent cannot be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned Person.

4.2 Indemnification by Investors Holding Registrable Securities. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 4.2 for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall a Holder’s liability pursuant to this Section 4.2, when combined with the amounts paid or payable by such Holder pursuant to Section 4.4 below, exceed the proceeds from the offering received by such Holder (net of underwriter discounts and commissions and any expenses paid by such Holder).

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 4 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.

4.4 Contribution. If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that (i) no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 4.2, shall exceed the net proceeds from the offering received by such Holder and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 4.4, when combined with the amounts paid or payable by such Holder pursuant to Section 4.2, exceed the proceeds from the offering received by such Holder (net of underwriter discounts and commissions and any expenses paid by such Holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.5 Survival. The obligations of the Company and Holders under this Section 4 will survive the completion of any offering of Registrable Securities in a registration statement under this Section 4 and otherwise.

4.6 The obligations of the parties under this Section 4 shall be in addition to any liability which any party may otherwise have to any other party.

5. MISCELLANEOUS

5.1 No Registration Rights to Third Parties. Without the prior consent of the Holders of a majority of the Registrable Securities Then Outstanding, the Company shall not grant, and shall not cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Agreement, or otherwise) relating to any Securities of the Company, other than any registration rights granted to holders of any Ordinary Shares issued in any PIPE Financing and rights that are subordinate in right to each Investor.

5.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in Section 4 and Section 5.3.

5.3 Assignment. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, unless the Company first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by the Company will relieve the Company of its obligations under this Agreement unless the Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of an Investor holding Registrable Securities hereunder may be assigned by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is not prohibited by such Investor’s Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by execution and delivery of a joinder to this Agreement in the form of Exhibit A attached hereto (each, a “Joinder”). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and to their permitted assigns.

5.4 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, to the fullest extent permitted by law, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

5.5 Reports under the Exchange Act. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action, including providing customary legal opinions, as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Investor holding Registrable Securities, the Company shall deliver to such Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

5.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.7 Entire Agreement. This Agreement (together with the Merger Agreement and the Lock-Up Agreements to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other ancillary document.

5.8 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.9 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent by the Company and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

5.10 Remedies Cumulative. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK IN NEW YORK COUNTY SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR SUCH DOCUMENTS THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 5.14 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

5.12 WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.12.

5.13 Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

5.14 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the addresses provided under such party’s signature page hereto (or at such other address for such party as shall be specified by like notice).

5.15 Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Company:

THE NEWS LENS CO., LTD.

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

BLUE OCEAN SPONSOR LLC

By:
Name:
Title:

Address for Notice: [●]

Address: [●]

Telephone No.: [●]
Email: [●]

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Telephone No.:
Email:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Telephone No.:
Email:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Telephone No.:
Email:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement dated as of _____, 202[●] (as amended, modified and waived from time to time, the “Registration Agreement”) by and among The News Lens Co., Ltd., a Cayman Islands exempted company (including any successor entity thereto, the “Company”), and the other parties named as parties therein (including pursuant to other Joinders). Capitalized terms used herein shall have the meaning set forth in the Registration Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of, the Registration Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned will be deemed for all purposes to be a Holder and the undersigned’s ________ Ordinary Shares of the Company will be deemed for all purposes to be Registrable Securities under the Registration Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of _____, 20__.

Signature

By:
Name:
Title:

Agreed and Accepted as of

______, 20___:

THE NEWS LENS CO., LTD.

By:
Name:
Title:

[Exhibit A to Registration Rights Agreement]

Exhibit B

List of Key Holders

[Signature Page to Registration Rights Agreement]

Exhibit D

Company Shareholder Lock-Up and Support Agreement

[See attached.]

EXHIBIT D

LOCK-UP AND SUPPORT AGREEMENT

THIS LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2023, by and among The News Lens Co., Ltd., a Cayman Islands exempted company (the “Company”), Blue Ocean Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and the Persons listed on Schedule A hereto (each, a “Company Shareholder” and collectively, the “Company Shareholders”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Company, TNL Mediagene, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Merger Sub”), and SPAC, pursuant to which, among other things, Merger Sub will be merged with and into SPAC, with SPAC surviving the merger as a wholly owned subsidiary of the Company (the “Merger”).

WHEREAS, each Company Shareholder is, as of the date of this Agreement, the record or beneficial owner of the number of Pre-Split Shares set forth opposite such Company Shareholder’s name on Schedule A hereto (such Pre-Split Shares, together with any other Pre-Split Shares acquired by such Company Shareholder after the date of this Agreement and prior to the Closing, including upon exercise of Company Options, being collectively referred to herein as the “Subject Shares”).

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Company and SPAC have requested that each of the Company Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Definitions

1.1 Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Locked-Up Shares” means, with respect to each Company Shareholder, any Company Ordinary Shares held by such Company Shareholder immediately after the Closing, and any Company Ordinary Shares issuable upon the exercise of Company Options held by such Company Shareholder immediately after the Closing (along with such Company Options themselves).

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option, right or warrant to purchase or otherwise transfer or dispose of or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Article II
Representations and Warranties of the Company Shareholders

Each Company Shareholder, severally and not jointly, hereby represents and warrants to the Company and SPAC during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Merger Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

2.1 Such Company Shareholder that is not an individual is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Shareholder;

2.2 Such Company Shareholder that is an individual has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder;

2.3 This Agreement has been duly authorized, executed and delivered by such Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

2.4 The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of its, his or her obligations hereunder will not: (i) if such Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Shareholder; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such Company Shareholder or such Company Shareholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay such Company Shareholder’s performance of its, his or her obligations under this Agreement;

2.5 There are no Actions pending against such Company Shareholder, or to the knowledge of such Company Shareholder, threatened against such Company Shareholder, before (or, in the case of threatened Actions that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay such Company Shareholder’s performance of its, his or her obligations under this Agreement;

2.6 Except for fees described in Section 4.18 of the Company Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Company Shareholder, the Company, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Company Shareholder, on behalf of such Company Shareholder, for which SPAC, the Company or any of their respective affiliates would have any obligations or liabilities of any kind or nature;

2.7 Such Company Shareholder has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors;

2.8 Such Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Shareholder’s obligations hereunder;

2.9 Except as otherwise described in this Agreement, such Company Shareholder has the direct and indirect interest in the Subject Shares set forth opposite such Company Shareholder’s name on Schedule A hereto, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting such securities, other than pursuant to: (1) this Agreement; (2) the organizational documents of the Company; (3) the Merger Agreement; (4) the Registration Rights Agreement; or (5) any applicable securities laws); and

2.10 Other than Company Options (if any), the Subject Shares listed on Schedule A are the only equity securities in the Company (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of the Company) owned of record or beneficially owned by such Company Shareholder as of the date hereof and such Company Shareholder has the sole power to dispose of (or the sole power to cause the disposition of) and the sole power to vote (or the sole power to direct the voting of) such Subject Shares, and none of such Subject Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided in this Agreement; such Company Shareholder hereby agrees to supplement Schedule A from time to time to the extent that such Company Shareholder acquires additional securities (other than Company Options) in the Company.

Article III
Representations and Warranties of SPAC

SPAC hereby represents and warrants to each Company Shareholder and the Company during the Exclusivity Period as follows:

3.1 SPAC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within SPAC’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of SPAC;

3.2 This Agreement has been duly authorized, executed and delivered by SPAC and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of SPAC, enforceable against SPAC in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); and

3.3 The execution and delivery of this Agreement by SPAC does not, and the performance by SPAC of its obligations hereunder will not: (i) conflict with or result in a violation of the organizational documents of SPAC; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon SPAC), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay SPAC’s performance of its obligations under this Agreement.

Article IV
Representations and Warranties of the Company

The Company hereby represents and warrants to each Company Shareholder and SPAC during the Exclusivity Period as follows:

4.1 The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company;

4.2 This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); and

4.3 The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not: (i) conflict with or result in a violation of the organizational documents of the Company; or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon the Company), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the Company’s performance of its obligations under this Agreement.

Article V

Agreement Regarding Voting; Certain Other Covenants of the Company Shareholders

Each Company Shareholder covenants and agrees, as to itself, himself or herself only, during (and only during) the Exclusivity Period:

5.1 Agreement Regarding Voting. During the Exclusivity Period, at any duly called meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company requested by the board of directors of the Company or undertaken in furtherance of the transactions contemplated by the Merger Agreement (the “Transactions”), such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented, including in any action by written consent), in person or by proxy, all of its, his or her Subject Shares: (A) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof); (B) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement; (C) in favor of any other proposals set forth in the Company’s materials for the applicable shareholder meeting; and (D) against the following actions or proposals: (1) any Alternative Transaction Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; (2) any proposal, action or agreement that would reasonably be expected to (A) impede, nullify, frustrate, prevent, interfere with, materially delay the consummation of, or otherwise adversely affect, any of the Transactions, the Merger or any provision of this Agreement, or (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or any Transaction Agreement and (3)(I) any change in the present capitalization of the Company or any amendment of the memorandum and articles of association of the Company, except to the extent expressly contemplated by the Merger Agreement (including the A&R AoA), (II) any liquidation, dissolution or other change in the Company’s corporate structure or business, (III) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of such Company Shareholder under this Agreement or (IV) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

5.2 No Transfer. During the Exclusivity Period, such Company Shareholder shall not, without the prior written consent of SPAC, (I) directly or indirectly, Transfer (including short sells) any Subject Shares owned by it, him or her, (II) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Merger Agreement, Transaction Agreements or the voting and other arrangements under the organizational documents of the Company, (III) take any action that would reasonably be expected to make any representation or warranty herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Company Shareholder from performing its obligations hereunder, (IV) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such Subject Shares, in cash or otherwise, (V) enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares, or (VI) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void.

5.3 New Shares. In the event that: (i) any additional Pre-Split Shares or other voting equity securities of the Company are issued to a Company Shareholder after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares of, on or affecting the Subject Shares owned by the Company Shareholder or otherwise; (ii) a Company Shareholder purchases or otherwise acquires beneficial ownership of any additionally Pre-Split Shares or other voting equity securities of the Company after the date hereof; or (iii) a Company Shareholder acquires the right to vote or share in the voting of any additional Pre-Split Shares or other voting equity securities of the Company after the date hereof (such additional Pre-Split Shares or other voting equity securities of the Company described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by such Company Shareholder shall be subject to the terms of Section 5.1 and Section 5.2 to the same extent as if they constituted the Pre-Split Shares or other voting equity securities of the Company owned by such Company Shareholder as of the date hereof.

5.4 Exclusivity; Confidentiality. Prior to any valid termination of the Merger Agreement, (i) each Company Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, and (ii) each Company Shareholder shall be bound by and comply with Sections 8.05 (Confidentiality; Publicity) and 8.03(a) (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such person were a signatory to the Merger Agreement with respect to such provisions and each reference to the “Company” contained in Section 8.03(a) of the Merger Agreement (other than Section 8.03(a)(i) or for purposes of the definition of Alternative Transaction Proposal) also referred to such Company Shareholder.

5.5 Consent to Disclosure. Each Company Shareholder consents to and authorizes the Company and SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, the ownership of the Subject Shares, the existence of this Agreement and the nature of such Company Shareholder’s commitments and obligations hereunder, and such Company Shareholder acknowledges that the Company and SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Company Shareholder agrees to promptly give the Company or SPAC, as applicable, any information that is in its, his, or her possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such Company Shareholder agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it, him, or her specifically for use in any such disclosure document, if and to the extent that such Company Shareholder shall become aware that any such information shall have become false or misleading in any material respect.

5.6 Additional Matters. Each Company Shareholder agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may reasonably be requested in writing by another party hereto.

Article VI
Lock-Up

6.1 Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during a period of 180 days from and after the Closing (the “Lock-Up Period”), each Company Shareholder agrees not to, without the prior written consent of the board of directors of the Company, directly or indirectly, Transfer any Locked-Up Shares held by such Company Shareholder;

(b) The restrictions set forth in Section 6.1(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) in the case of an entity, Transfers to (A) such entity’s officers or directors or any affiliate (as defined below) or immediate family (as defined below) of any of such entity’s officers or directors, (B) any shareholder, partner or member of such entity or their affiliates, (C) any affiliate of such entity, or (D) any employees of such entity or of its affiliates;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which such individual and/or the immediate family of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) pledges of any Locked-Up Shares held by such Company Shareholder to a financial institution that create a mere security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as such Company Shareholder continues to control the exercise of the voting rights of such pledged Locked-Up Shares as well as any foreclosures on such pledged Locked-Up Shares;

(ix) Transfers of any Company Ordinary Shares acquired as part of the PIPE Financing;

(x)   transactions relating to Company Ordinary Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the applicable Lock-Up Period;

(xi) the exercise of any options or warrants to purchase Company Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(xii) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(xiii) Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of such Company Shareholder’s Locked-Up Shares or other securities convertible into or exercisable or exchangeable for Company Ordinary Shares in connection with the termination of the Company Shareholder’s service to the Company;

(xiv) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by such Company Shareholder pursuant to such Trading Plan during the Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period; and

(xv) Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property subsequent to the Closing Date.

provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c)   For the avoidance of doubt, each Company Shareholder shall retain all of its, his, or her rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Locked-Up Shares.

(d)   In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

Article VII
General Provisions

7.1 Termination. This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms and (y) the date on which the Lock-Up Period expires; provided that, in the event that the Merger Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III, Article IV and Article V (other than Section 5.4 (solely with respect to 8.05(b) (Confidentiality; Publicity) of the Merger Agreement, which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VII shall survive indefinitely.

7.2 The Company shall remove, and shall cause to be removed (including by causing its transfer agent to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions.

7.3 Capacity as a Company Shareholder. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of any Company Shareholder or by any Company Shareholder that is a natural person, in each case, in its, his or her capacity as a director or officer of the Company. Each Company Shareholder is executing this Agreement solely in such capacity as a record or beneficial holder of Subject Shares.

7.4 Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or electronic transmission to the receiving party’s address or email address set forth on Schedule A; provided that any such notice, consent or request to be given to SPAC or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 11.02 (Notices) of the Merger Agreement.

7.5 Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by (a) any Company Shareholder that is the subject of any such change, amendment, modification or waiver, (b) the Company and (c) SPAC.

7.6 Assignment. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Company, SPAC, each Company Shareholder and their respective successors, heirs and assigns and permitted transferees.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7.8 Enforcement. Each party hereto hereby agrees and acknowledges that: (i) any other party would be irreparably injured in the event of a breach by such party of its, his or her obligations under this Agreement, to the extent applicable to such party, (ii) monetary damages are not an adequate remedy for such breach, (iii) any non-breaching party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy that such non-breaching party may have in law or in equity, in the event of such breach, (iv) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (v) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law.

7.9 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.10 Company Shareholder Obligations Several and Not Joint. The obligations of each Company Shareholder under this Agreement shall be several and not joint, and no Company Shareholder shall be liable for any breach of the terms of this Agreement by any other Company Shareholder.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

THE NEW LENS CO., LTD.

By:
Name:	Tzu-Wei Chung
Title:	Chief Executive Officer

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

BLUE OCEAN ACQUISITION CORPORATION

By:
Name:	Richard Leggett
Title:	Chief Executive Officer

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

TZU-WEI CHUNG

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

SHIH-FAN YANG

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

NBM TAIWAN LTD.

By:
Name:	Marcus Brauchli
Title:	Director

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

YEN-TING CHUANG

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

MOTOKO IMADA (今田 素子)

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

HIROTO KOBAYASHI (小林 弘人)

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

TATT CHEN

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

YU-LING YANG

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

TE WEI HSU

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

WEI-SHEN LIN

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

SHANG NUNG HSIAO

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

CHIH-WEI LEE

By:
Name:

[Signature Page to Company Shareholders Lock-Up and Support Agreement]

Exhibit E

Form of Amended and Restated Warrant Agreement

[See attached.]

EXHIBIT E

ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED
WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDED & RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of [●], 202[●] (the “Effective Date”), is by and among Blue Ocean Acquisition Corp, a Cayman Islands exempted company (“SPAC”), The News Lens Co., Ltd., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 2, 2021 (the “Existing Warrant Agreement”);

WHEREAS, SPAC issued (i) 9,487,500 warrants as part of the units offered in its initial public offering (the “Public Warrants”), (ii) 9,125,000 warrants to Blue Ocean Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) in a concurrent private placement (the “Sponsor Private Placement Warrants”) pursuant to that certain Private Placement Warrants Purchase Agreement, dated December 2, 2021, and (iii) 100,000 warrants to Apollo SPAC Fund I, L.P. (“Apollo”) in a concurrent private placement (the “Apollo Private Placement Warrants”; together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”) pursuant to that certain Securities Subscription Agreement, dated October 28, 2021, in each case, on the terms and conditions set forth in the Existing Warrant Agreement;

WHEREAS, on June 6, 2023, the Company, TNL Mediagene, a Cayman Islands exempted company and a subsidiary of the Company (“Merger Sub”), and SPAC entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, on the Effective Date, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving entity after the Merger and becoming a subsidiary of the Company;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, (i) the Public Warrants and Private Placement Warrants will no longer be exercisable for Class A ordinary shares of SPAC, par value $0.0001 per share (the “SPAC Class A Shares”), but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a number of ordinary shares of the Company, par value $[●] per share (the “Ordinary Shares”), equal to the number of SPAC Class A Shares for which such warrants were exercisable immediately prior to the Merger, subject to adjustment as described herein (such warrants as so adjusted and amended, the “Warrants”) and (ii) the Warrants shall be assumed by the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, SPAC desires to assign to the Company, and the Company desires to assume, all of SPAC’s rights, interests and obligations under the Existing Warrant Agreement;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination as defined in the Existing Warrant Agreement;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as defined below) for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake contained therein, including to conform the provisions thereof to the description of the terms of the Warrants and the Existing Warrant Agreement set forth in the registration statement on Form S-1, File No. 333-260889, and a related prospectus (the “Prospectus”) filed by SPAC with the Securities and Exchange Commission (the “Commission”), and (ii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders thereunder;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment and Assumption; Amendment; Appointment of Warrant Agent.

1.1 Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Existing Warrant Agreement and the Warrants (each as amended hereby) as of the Closing (as defined in the Merger Agreement). The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement and the Warrants (each as amended hereby).

1.2 Amendment. SPAC and the Warrant Agent hereby amend and restate the Existing Warrant Agreement in its entirety in the form of this Agreement as of the Closing (as defined in the Merger Agreement), such that the rights and obligations of the Public Warrants and Private Placement Warrants issued under the Existing Warrant Agreement shall be governed by the terms of this Agreement. SPAC and Warrant Agent hereby acknowledge and agree that the amendments to the Existing Warrant Agreement as set forth in this Agreement are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

1.3 Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to serve in such capacity at the date of issuance.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 [Reserved.]

2.5 Fractional Warrants. The Company may issue fractional Warrants.

2.6 Private Placement Warrants.

2.6.1. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor, Apollo, or any of their Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the Effective Date, (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) shall only be redeemable by the Company pursuant to Section 6.2 if the Reference Value (as defined below) is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof); provided, however, that in the case of clause (ii), the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to Sponsor’s officers or directors, any affiliate or family member of any of Sponsor’s officers or directors, any members or partners of the Sponsor, Apollo or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates;

(b) in the case of an individual, by gift to a member of one of the individual’s immediate family, any estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or

(f) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Effective Date; provided, however, that, in the case of clauses (a) through (e), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the second to last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen Business Days (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least five days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. “Business Day” means a day other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the date that is thirty (30) days after the Effective Date, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the Effective Date, and (y) other than with respect to the Private Placement Warrants then held by the Sponsor or Apollo or their Permitted Transferees with respect to a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) Section 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor, Apollo or their Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) Section 6.2 hereof) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor, Apollo or their Permitted Transferees in the event of a redemption pursuant to Section 6 hereof or, if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), Section 6.2 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire transfer of immediately available funds;

(b) [Reserved];

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor, Apollo or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)) less the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.

3.3.2. Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3. Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement, and the Company’s amended and restated memorandum and articles of association, as amended from time to time shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5. Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F, Current Report on Form 6-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”), setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Share Capitalizations.

4.1.1. Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Ordinary Shares shall be issued at less than their par value.

4.1.2. Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Ordinary Shares a dividend or make a distribution in cash, securities or other assets on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

4.3 Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4 [Reserved.]

4.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 6-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give reasonably prompt written notice thereof to the Warrant Agent, which notice shall state any new or amended exercise terms including the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 [Reserved.]

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption of Warrants When Shares Trade At or Above $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2 Redemption of Warrants When Shares Trade At or Above $10.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) if the Reference Value is less than $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Ordinary Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Exercise Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Exercise Price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Exercise Price pursuant to such Exercise Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Ordinary Shares per Warrant (subject to adjustment)

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5 Exclusion of Private Placement Warrants. The Company agrees that (i) the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of redemption such Private Placement Warrants continue to be held by the Sponsor, Apollo or their Permitted Transferees and (ii) if the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof), the redemption rights provided in Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of redemption such Private Placement Warrants continue to be held by the Sponsor, Apollo or their Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1. Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) Business Days following the Effective Date and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following the Effective Date, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after the Effective Date and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price by (y) the Fair Market Value and (B) 0.361. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2. Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all reasonable and documented expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares shall, when issued, be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of December 2, 2021, by and between SPAC and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

The News Lens Co., Ltd.

[●]

Attention: [●]

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F

The Landmark, 15 Queen’s Road Central

Hong Kong, China

Attn: Thomas T. Chou

E-mail: tchou@mofo.com

and

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

1-5-1, Marunouchi

Chiyoda-ku, Tokyo 100-6529

Attn: Nozomi Oda; Jesse S. Gillespie

E-mail: noda@mofo.com; jgillespie@mofo.com

and

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

United States

Attn: Omar E. Pringle; Joseph P. Sulzbach

E-mail: opringle@mofo.com; jsulzbach@mofo.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street,
30th Floor
New York, New York 10004
Attention: Compliance Department

9.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein, (ii) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (iii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE NEWS LENS CO., LTD.

By:
Name:
Title:

BLUE OCEAN ACQUISITION CORP

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

The News Lens Co., Ltd.

Incorporated Under the Laws of the Cayman Islands

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that [•], or registered assigns, is the registered holder of [•] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase ordinary shares, [•] par value per share (“Ordinary Shares”), of The News Lens Co., Ltd., a Cayman Islands exempted company (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

THE NEWS LENS CO., LTD.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [•] Ordinary Shares and are issued or to be issued pursuant to an Assignment, Assumption and Amended and Restated Warrant Agreement, dated as of [●], 202[●] (as amended from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [●] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of The News Lens Co., Ltd. (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Ordinary Shares be delivered to [●] whose address is [●]. If said [●] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 6.2 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

(Signature Page Follows)

Date: [•], 20[•]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).